                                                      REGISTRATION NO. 333-47573
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                       -----------------------------------

                        POST-EFFECTIVE AMENDMENT NO. 1 TO
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                       -----------------------------------

                         GLOBAL TELESYSTEMS GROUP, INC.
             (Exact name of registrant as specified in its charter)

            DELAWARE                                          94-3068423
(State or other jurisdiction of                            (I.R.S. Employer
 incorporation or organization)                         Identification Number)

                               1751 PINNACLE DRIVE
                            NORTH TOWER - 12TH FLOOR
                                MCLEAN, VA 22102
                                 (703) 918-4500
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                       -----------------------------------

               GLOBAL TELESYSTEMS GROUP, INC. AMENDED AND RESTATED
                    NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN

                STOCK OPTION AGREEMENTS WITH CERTAIN INDIVIDUALS
                              (Full title of plan)

                       -----------------------------------

                              GRIER C. RACLIN, ESQ.
                               1751 PINNACLE DRIVE
                            NORTH TOWER - 12TH FLOOR
                                MCLEAN, VA 22102
                                 (703) 918-4573
       (Name, address, including zip code, and telephone number, including area code, of agent for service)

                       -----------------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: Upon exercise of the options granted under the Stock Option Plan, but in no event prior to the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

                         CALCULATION OF REGISTRATION FEE

=====================================================================================================================
       TITLE OF                 AMOUNT            PROPOSED MAXIMUM        PROPOSED MAXIMUM
      SECURITIES                 TO BE             OFFERING PRICE            AGGREGATE               AMOUNT OF
   TO BE REGISTERED           REGISTERED              PER SHARE            OFFERING PRICE        REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------

Common Stock,                   519,000              $   0.533           $    276,627.00
$.10 par value                  225,000                10.7944              2,331,590.40         $ 10,883.54(1)
                              1,059,000                 32.375             34,285,125.00

=====================================================================================================================

(1) This amount was paid when these shares of Common Stock were initially registered on March 9, 1998.

                         GLOBAL TELESYSTEMS GROUP, INC.
                              CROSS REFERENCE SHEET

                    Pursuant to Item 501(b) of Regulation S-K


Item No.          Description in Form S-3                     Caption or Location in Prospectus
--------          -----------------------                     ---------------------------------

1.                Forepart of the Registration                Forepart and Outside Front Cover Page
                  Statement and Outside Front
                  Cover Page of Prospectus

2.                Inside Front and Outside Back               Inside Front Cover Page; Available
                  Cover Pages of Prospectus                   Information; Incorporation of
                                                              Documents by Reference

3.                Summary Information, Risk                   Risk Factors
                  Factors and Ratio of
                  Earnings to Fixed Charges

4.                Use of Proceeds                             Use of Proceeds

5.                Determination of Offering Price             Cover Page

6.                Dilution                                    Not Applicable

7.                Selling Security Holders                    Selling Stockholder

8.                Plan of Distribution                        Plan of Distribution

9.                Description of Securities                   Incorporation of Documents by
                  to be Registered                            Reference

10.               Interests of Named Experts                  Legal Matters
                  and Counsel

11.               Material Changes                            Not Applicable

12.               Incorporation of Certain                    Incorporation of Documents by
                  Information by Reference                    Reference

13.               Disclosure of Commission                    Not Applicable
                  Position on Indemnification for
                  Securities Act Liabilities

                                EXPLANATORY NOTE

         This Registration Statement contains two parts. The first part contains a Reoffer Prospectus ("Prospectus") prepared in accordance with the requirements of (i) Part I of Form S-3 and (ii) Section C of the General Instructions to Form S-8. The Prospectus covers reoffers and resales by Halcyon / Alan B. Slifka Management Company LLC (successor to Alan B. Slifka & Co.) (the "Selling Stockholder") of certain shares of Common Stock, par value $.10 per share (the "Common Stock"), of Global TeleSystems Group, Inc. ("GTS" or the "Company") which will be issued to the Selling Stockholder upon the exercise of its options, from time to time, to acquire, in whole or in part, 225,000 shares of Common Stock (the "Option Common Stock") and reoffered and resold by the Selling Stockholder to certain of its employees and former employees upon the exercise of their individual options, from time to time, to acquire, in whole or in part, the Option Common Stock from the Selling Stockholder. The Option Common Stock will be "control securities" for purposes of General Instruction C(3)(a) of Form S-8. The second part contains "Information Required in the Registration Statement" pursuant to Part II of Form S-8.

         Information required by Part I of Form S-8 to be contained in the
Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the "Securities Act"), and the "Note" to Part I of Form S-8.

         Because the Company does not satisfy the requirements for its separate use of a Form S-3 at this time, the amount of securities to be reoffered or resold by means of the Prospectus, by each person, and any other person with whom he or she is acting in concert for the purpose of selling securities of the Company, may not exceed, during any three-month period, the amount specified in Rule 144(e) under the Securities Act in accordance with General Instruction C(2)(b) of Form S-8.

REOFFER AND RESALE PROSPECTUS

                         GLOBAL TELESYSTEMS GROUP, INC.
                                 225,000 SHARES
                     COMMON STOCK ($.10 PAR VALUE PER SHARE)


         This Prospectus relates to 225,000 shares of Common Stock, $.10 par value per share (the "Common Stock"), of Global TeleSystems Group, Inc. ("GTS" or the "Company"), which may be sold from time to time by Halcyon / Alan B. Slifka Management Company LLC (successor to Alan B. Slifka & Co.) (the "Selling Stockholder") upon the exercise of options, from time to time, to acquire, in whole or in part, 225,000 shares of Common Stock (the "Option Common Stock") in accordance with the Non-Statutory Stock Option Agreement dated as of November 5, 1991 (the "Option"). The Selling Stockholder may offer and sell the Common Stock to its employees and former employees in connection with options granted by the Selling Stockholder. See "Selling Stockholder" and "Plan of Distribution." The Company will receive $0.533 for each share issued upon the exercise of the Options. The Company will not receive any of the proceeds from the sale of the Common Stock by the Selling Stockholder. All expenses of registration incurred in connection with this offering are being borne by the Selling Stockholder, along with any selling and other expenses incurred by the Selling Stockholder.

         The Company is not aware of any underwriting arrangements with respect to the sale by the Selling Stockholder of any of the shares offered and sold hereby.

         The Common Stock may be offered by or for the account of the Selling Stockholder to its employees and former employees upon the exercise of individual options granted by the Selling Stockholder and, in turn, from time to time, on the Nasdaq National Market or on any stock exchange on which the Common Stock may be listed at the time of sale, in negotiated transactions, or through a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices.

         The Common Stock is traded on the Nasdaq National Market and the European Association of Securities Dealers Automated Quotation ("EASDAQ") under the symbol "GTSG." On January 7, 1999, the last reported sale price of the Common Stock on the Nasdaq National Market was $59.94 per share.

         The Company's principal executive offices are located at 1751 Pinnacle Drive, North Tower - 12th Floor, McLean, VA 22102. The Company's phone number is
(703) 918-4500.

         See "Risk Factors" beginning on page 7 for a discussion of certain factors that should be considered by prospective purchasers of the common stock offered hereby.

         The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                 The date of this Prospectus is January 8, 1999.

         No person is authorized to give any information or to make any representation, other than as contained herein, in connection with the offering described in this Prospectus, and any information or representation not contained herein must not be relied upon as having been authorized by the Company or the Selling Stockholder. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered hereby in any jurisdiction in which it is not lawful or to any person to whom it is not lawful to make any such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Northeast Regional Office, 7 World Trade Center, 7th Floor, New York, New York 10048. Copies of such materials may be obtained from the Web site that the Commission maintains at http://www.sec.gov.

         The Company has filed with the Commission a registration statement on Form S-8 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement. Any person to whom this Prospectus is delivered may obtain a copy of the Registration Statement, including the exhibits thereto, without charge upon written or oral request to the Secretary of the Company at 1751 Pinnacle Drive, North Tower - 12th Floor, McLean, VA 22102, Telephone (703) 918-4573.

         The Common Stock of the Company is listed on the Nasdaq National Market. Reports, proxy statements, and other information concerning the Company can be inspected at the offices of the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006-1506.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents (or parts thereof filed with the Commission by the Company) are incorporated by reference in this Prospectus:

                  (a) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, as amended;

                  (b) the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1998;

                  (c) the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1998;

                  (d) the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1998, as amended;

                  (e) the description of the Common Stock of the Company contained in the Company's Registration Statement dated December 24, 1998 (File No. 333-68511); and

                  (f) the Company's Current Report on Form 8-K dated November 30, 1998, as amended.

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

         The Company shall furnish without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, copies of any or all of the documents which are incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Requests for copies of such documents should be addressed to Secretary of the Company, Global TeleSystems Group, Inc., 1751 Pinnacle Drive, North Tower - 12th Floor, McLean, VA 22102. The Company's phone number is (703) 918-4500.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, through the use of words or phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "intends," "plans," "projection" and "outlook") are not historical facts and may be forward-looking and, accordingly, such statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. Accordingly, any such statements are qualified in their entirety by reference to, and are accompanied by, the factors discussed throughout this Prospectus, and particularly in the risk factors set forth herein under "Risk Factors." Among the key factors that have a direct bearing on the Company's results of operations are the potential risk of delay in implementing the Company's business plan; the political, economic and legal aspects of the markets in which the Company operates; competition and the Company's need for additional substantial financing. These and other factors are discussed herein under "Risk Factors," and elsewhere in this Prospectus.

         The risk factors described herein could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements of the Company made by or on behalf of the Company, and investors, therefore, should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all of such factors. Further, management cannot assess the impact of each such factor on the Company's business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.


                                   THE COMPANY

Introduction

         GTS provides a broad range of telecommunications services to businesses, other telecommunications service providers and consumers in Russia, the Commonwealth of Independent States ("CIS")and Central Europe. Through its subsidiary Hermes Europe Railtel B.V. ("HER"), GTS is developing and operating a pan-European high capacity fiber optic network that is designed to interconnect a majority of the largest Western and Central European cities and to transport international voice, data and multimedia/image traffic for other carriers throughout Western and Central Europe. GTS' strategy in emerging markets to develop its businesses generally has been to establish joint ventures with a strong local partner or partners while maintaining a significant degree of operational control. GTS' business activities consist of the ownership and operation of (i) international long distance businesses, which operate through international gateways that provide international switching services and transmission capacity, (ii) local access networks, which provide local telephone service, (iii) cellular networks, which provide wireless telecommunications services, (iv) a domestic long distance business, (v) data networks, which are wired and wireless, and (vi) carriers' carrier networks, which provide high volume transmission capacity to other carriers. In addition, GTS has recently developed a business plan to offer facilities-based telecommunications products and services to businesses and other high-usage customers in certain metropolitan markets throughout Europe. See "-- Business Strategy -- European Services Strategy" and "-- Western Europe -- European Services Strategy."

         In Western Europe, GTS believes that it is well-positioned to establish itself as the leading independent carriers' carrier through the development of two ventures, HER and GTS-Monaco Access S.A.M. ("GTS-Monaco Access"). HER is one of the leading carriers' carriers providing centrally managed cross-border telecommunications transmission capacity in Europe. Its network when completed by the end of 2000, will extend approximately 25,000 kilometers, with points of presence in approximately 50 cities in 20 European countries. GTS-Monaco Access operates an international gateway in Monaco in partnership with, and utilizing the existing gateway infrastructure of, the Principality of Monaco and provides transit and routing of international calls to other telecommunications operators. Through its HER and GTS-Monaco Access ventures, GTS is building a new network for transporting voice, data and multimedia/image traffic for other carriers throughout Western and Central Europe and for worldwide international voice, data and multimedia/ image traffic that either originates or terminates in, or transits through, Western and Central Europe. See "-- Western Europe."

         In Central Europe, GTS' objective is to become one of the leading alternative telecommunications providers in the region. GTS currently provides private data communications services to government and commercial customers in Hungary and the Czech Republic, Slovakia and Romania. In the Czech Republic, GTS provides outgoing voice services and operates an international gateway and a data services network. In Hungary, GTS operates a nationwide microwave network and a VSAT network, which GTS believes is the largest VSAT network in Central Europe as measured by number of VSAT sites. In Slovakia and Romania, GTS provides VSAT services using its VSAT hub in Hungary. Subject to certain regulatory approvals, GTS has also obtained a license to provide international data services in Poland and expects to being operations during the first quarter of 1999. GTS' strategy is to expand its service offerings as the regulatory environment permits, leverage its existing VSAT and international gateway infrastructure where possible and provide a broad range of services to its target markets. See "-- Central Europe."

         In Russia and the CIS, GTS' objective is to become the premier alternative telecommunications operator. To attain its objective, GTS has partnered with regional telephone companies and with Rostelecom, the national long distance carrier in Russia. GTS currently operates in 34 regions and the city of Moscow in Russia, as well as in 14 additional cities in the CIS, and believes it is well-positioned to become the leading independent telecommunications service provider in Russia. These businesses include: (i) EDN Sovintel ("Sovintel"), which provides Moscow, and recently St. Petersburg, with international long distance and local telephone services and access to the major domestic long distance carriers; (ii) TeleCommunications of Moscow ("TCM"), which provides local access services in Moscow; (iii) TeleRoss (as defined below), which provides domestic long distance services in fifteen cities in Russia, including Moscow, as well as VSAT service to customers outside its primary long distance satellite network; (iv) Sovam Teleport ("Sovam"), which provides data services, including high-speed data transmission, electronic mail, Internet access services, as well as Russia On Line, the first Russian language Internet service; and (v) GTS' cellular operations ("GTS Cellular"), which operate cellular networks in 14 regions in Russia and also in Kiev, Ukraine, with licenses covering regions with an aggregate population of approximately 48 million people at September 30, 1998. Whenever practical, GTS' businesses integrate and co-market their service offerings in Russia and the CIS, utilizing TeleRoss as the domestic long distance provider, Sovintel as the international gateway, TCM and GTS Cellular for local access, and Sovam as the data communications and Internet access network for business applications and on-line services. Together, GTS' Russian and CIS ventures carried approximately 442 million and 462 million minutes of traffic for the year ended December 31, 1997 and the nine months ended September 30, 1998, respectively, and had approximately 34,100 customers, including approximately 25,200 cellular subscribers, as of September 30, 1998. See "-- Russia and the CIS."

         GTS does not currently own or operate significant telecommunication assets in Asia. See "-- Asia."

Restructuring

In October 1998, GTS announced it would restructure its business operations into five primary lines of business as follows:

o GTS Carrier Services, which will include HER's cross-border transport carrier services in Europe, Ebone Internet transit services, transoceanic infrastructure and services, and Internet service units;

o GTS Access Services, which will pursue GTS's entry into the Western European competitive local exchange carrier ("CLEC") market;

o GTS Business Services -- Western Europe, which will offer voice, data, Internet and other telecommunications services to businesses in Western Europe, principally in locations not served by GTS Access Services;

o GTS Business Services -- CIS, which will incorporate all of GTS's CIS "wireline" assets, including Sovintel, Sovam, TeleRoss and TCM; and

o GTS Mobile Services, which will operate all of GTS's cellular businesses in Russia and the Ukraine.

RECENT DEVELOPMENTS

         On December 8, 1998, GTS agreed with Esprit Telecom Group plc ("Esprit Telecom"), subject to the satisfaction of certain conditions precedent, including the approval of GTS' shareholders, to acquire in an exchange offer each Esprit Telecom Ordinary Share and each Esprit Telecom American Depository Share ("ADS"). Each Esprit Telecom Ordinary Share tendered will be exchanged for
0.1271 of a new share of GTS common stock and each Esprit Telecom ADS tendered will be exchanged for 0.89 of a new share of GTS common stock. The exchange ratio is fixed and will not be adjusted should any increase or decrease occur in the price of any Esprit Telecom Ordinary Shares, Esprit Telecom ADSs or GTS common stock. Esprit Telecom is a rapidly growing European telecommunications company, providing high quality, competitively priced, international and national long distance telecommunications services to retail customers and other telecommunication service providers. Esprit Telecom has a network and sales office infrastructure in 31 locations in eight countries in Europe generating a run rate of over one billion minutes of traffic per annum. Esprit Telecom Networks Limited, an independent operations subsidiary of Esprit Telecom, is currently building a 9,000 route kilometer SDH and DWDM fiber optic network through six European countries. Esprit Telecom also has links to Washington and New York via a transatlantic circuit owned by other carriers.

         On November 30, 1998, GTS completed the acquisition of NetSource Europe ASA ("NetSource") for an initial purchase price consisting of 4,037,500 newly issued shares of GTS common stock and $46.1 million in cash. In addition to the initial consideration paid at the closing, GTS has agreed to make additional payments of up to $35 million in either cash or shares of GTS common stock, contingent on NetSource's achieving certain performance targets during the first two quarters of 1999. NetSource is a pan-European provider of long distance telecommunications services focusing primarily on small- to medium-sized businesses, with operations in Norway, Sweden, Germany and Ireland, as well as in the Netherlands, Belgium and Denmark. At June 30, 1998, NetSource had 27,900 business customers throughout Europe and 61,400 residential customers in Germany and the Netherlands. NetSource will become part of GTS Business Services -- Western Europe. The acquisition of

NetSource provides the GTS Business Services -- Western Europe line of business with a customer and revenue base in several key Western European countries, a portfolio of licenses and interconnection agreements and an entrepreneurial management team.

         On December 21, 1998, HER sold $200 million principal amount of 10 3/8% Senior Notes due 2009 and Euro 85,000,000 principal amount of 10 3/8% Senior Notes due 2006 in a private placement (collectively, the "New HER Notes"). The transaction will closed in early January 1999. The net proceeds of this offering, expected to be approximately $299.8 million, will be used to finance the cost of HER network assets, to expand the HER network beyond the currently contemplated scope, including by adding transatlantic capacity, enhancing the speed of the HER network and continuing the buildout of the HER network.

BUSINESS STRATEGY

         GTS seeks to develop businesses to meet the rapidly expanding market demand for telecommunications services. GTS seeks to position itself as the leading independent telecommunication service provider in Europe through the development of a pan-European fiber optic network and an international gateway in Monaco. In addition, GTS has introduced a business plan to offer a broad range of integrated telecommunications services to businesses and other high-usage customers in certain metropolitan markets throughout Europe. See "-- Western Europe -- European Services Strategy." GTS' goal in emerging markets is to establish itself as the leading alternative to the incumbent telecommunications service providers and as a premier provider of value-added services.

         GTS has developed market strategies to achieve its goals in both emerging markets and Western Europe. It has developed and is implementing a business plan to offer comprehensive telecommunications services to business end users throughout Europe.

         Western Europe. GTS believes it is well-positioned to establish itself as the leading independent carriers' carrier within Western Europe through the development of HER's pan-European fiber optic network and the operation by GTS of international gateway switching capacity. HER and the international gateway switching capacity are complementary and enhance the services provided by large established national carriers ("PTOs") and new entrants in a way that helps them to more successfully meet the needs of their end-user customers. HER has been able to enter the market ahead of competition and encourage a wide variety of carriers to use its network with service offerings that meet their needs. To establish itself as the leading carriers' carrier for international telecommunications within Europe, HER intends to provide its customers with significantly higher quality transmission and advanced network capabilities at a competitive price by utilizing advanced, uniform technology across the region and providing redundant routing for higher levels of reliability.

         European Services Strategy. In June 1998, GTS introduced a business plan to offer, through several new subsidiaries, facilities-based telecommunications products and services to businesses and other high usage customers in certain metropolitan markets throughout Europe. GTS believes that the size and growth potential of the European market combined with increasing liberalization of European telecommunications regulations provides GTS with the opportunity to successfully develop local networks and other end-user services. Through GTS Business Services -- Western Europe, GTS intends to enter up to 50 metropolitan markets as a reseller of services to end-users. Through GTS Access Services, GTS proposes to develop CLECs in up to 12 European cities. Implementation of the European Services Strategy may involve one or more of the following: (i) the construction of fiber loop networks, (ii) the purchase or lease of dark fiber, (iii) obtaining high frequency microwave licenses for "wireless fiber," or (iv) partnership with, or acquisition of, resellers or facilities-based CLECs. In evaluating potential markets GTS will consider among others the following characteristics of each market: (i) its business concentration, (ii) the national and local regulatory environment, (iii) the technical difficulties of local network construction and (iv) the extent of existing competition. See "Risk Factors -- Risks Relating to European Services Strategy" "Recent Developments" and "-- Western Europe -- European Services Strategy."

         Emerging Markets. GTS pursues its goals in emerging markets through a three-stage approach of market entry, market expansion and market integration.

o Market Entry. GTS identifies a market as a suitable target for entry based upon: (i) superior growth prospects for such market, demonstrated by growing demand for high quality telecommunications services; (ii) the provision of inadequate services by incumbent providers, typically resulting from the incumbents' unwillingness to offer high quality services with reliable customer support at attractive prices; and (iii) attractive regulatory environments in which emerging alternative telecommunications providers such as GTS have, or are expected to have over a clearly defined time horizon, the ability to compete on a substantially equal basis with the incumbent providers in terms of certain services and the cost of providing those services. Once GTS has identified a market as suitable for entry, GTS seeks to establish its presence in that market by establishing a venture with a strong local partner or partners. In general, GTS maintains a significant degree of operational control in such ventures. Through such ventures, GTS benefits from its partners' ability to provide infrastructure, regulatory expertise and personnel that will provide GTS with a competitive advantage in entering that market. When entering a new market, GTS' strategy is to provide its customers with service of higher quality than that provided by incumbents.

o Market Expansion. Having entered a market successfully and established a limited service offering to its targeted customer base, GTS then seeks to expand the range of services it offers to existing and potential customers and to further develop its relationships with local partners. By broadening its service offerings and providing a bundled service offering, GTS expects to both expand its customer base and increase GTS' share of each customer's telecommunications spending. GTS also expects to achieve increased economies of scale through the common use of administrative and operating functions already in place. GTS also seeks to expand its targeted geographic market by forming new partnerships and installing infrastructure and offering services in additional geographic regions, allowing GTS to further enhance its operating leverage and ability to service its customers' telecommunications needs.

o Market Integration. GTS ultimately intends to integrate and co-market its service offerings in each of the markets in which it operates. GTS believes such integration will enable it to enhance its operating efficiency by leveraging its distribution channels, infrastructure, networks and management information systems. As customers develop a need for a broader variety of telecommunications services, GTS believes that GTS' integrated operations will represent an attractive service alternative for customers seeking a single provider that can meet all their telecommunications needs.


                                  RISK FACTORS

         Investing in our common stock will provide you with an equity ownership interest in GTS. As a GTS shareholder, you may be subject to risks inherent in our business. The value of your investment may increase or decline and could result in a loss. You should carefully consider the following factors as well as other information contained in this prospectus before deciding to invest in shares of our common stock.

RISKS RELATING TO THE COMBINED OPERATIONS OF THE COMPANIES

         Nonrealization of Synergies. The combination of GTS and Esprit Telecom involves the integration of separate companies that have previously operated independently. The process of combining the companies may be disruptive to the businesses and may cause an interruption of, or a loss of momentum in, the businesses as a result of a number of obstacles such as:

         o   loss of key employees or customers;

         o possible inconsistencies in standards, controls, procedures and policies among the companies being combined and the need to implement common company-wide financial, accounting, information, billing and other systems;

         o failure to maintain the quality of customer service that such companies have historically provided;

         o   the need to coordinate geographically diverse organizations;

         o   incompatible equipment;

         o   limitations under existing Esprit Telecom debt covenants; and

         o the resulting diversion of management's attention from the day-to-day business of GTS and the need to hire management personnel to address such obstacles.

         GTS may fail to realize the expected cost savings, synergies and revenue enhancements from such integration and may suffer material adverse short and long-term effects on its operating results and financial condition.

         Even if GTS is able to integrate the operations of the companies successfully, there can be no assurance that GTS will realize the expected cost savings, synergies or revenue enhancements from such integration or that GTS will realize such benefits within the time frame that GTS currently expects.

         o Whether GTS achieves expected economies of scale depends, in part, on negotiations with third party providers of goods and services, the results of which are difficult to predict. Accordingly, the amount and timing of the resulting cost savings are inherently difficult to estimate.

         o Any cost savings and other synergies from the transaction will be offset by costs incurred in integrating the companies.

         o The cost savings and other synergies may also be offset by increases in other expenses, by operating losses or by problems unrelated to the transaction.

                See "-- Integration of Recent Acquisitions."

RISKS RELATING TO THE COMBINED BUSINESS AND THE INDUSTRY

ADDITIONAL CAPITAL REQUIREMENTS

         The combination of GTS and Esprit Telecom will need substantial capital to:

                o implement GTS' European Services Strategy,

                o develop and expand the Esprit Telecom and HER networks,

                o open new sales offices,

                o introduce new telecommunications services,

                o fund operating losses and net cash outflows, and

                o make future acquisitions and investments in joint ventures.

         As part of its business strategy, GTS regularly evaluates potential acquisitions and joint ventures. GTS believes that additional attractive acquisition opportunities currently exist in its markets in Western and Central Europe and the CIS. GTS continuously considers a number of potential transactions, some of which may involve GTS contributing some of its Russian businesses in exchange for an interest of equal or greater value in the surviving entity and, if consummated, may be material to its operations and financial condition. GTS does not have a definitive agreement with respect to any material acquisition or joint venture, although it periodically has discussions with other companies to assess opportunities on an on-going basis. GTS may need to raise additional capital to fund such acquisitions or joint ventures.

         The amount of the combined company's future capital requirements will depend upon the performance of its business, the rate and manner in which it expands, develop and increases customer growth, its decision to acquire or divest business or invest in joint ventures and other factors that are not within its control, including competitive conditions, regulatory or other government actions and capital costs. The actual amount and timing of its future capital needs, however, may differ materially from GTS' estimates as a result of the following factors:

         o The accuracy of its estimates of future capital needs is subject to changes and fluctuations in its revenues, operating costs and development expenses. Actual revenues and costs may vary materially from expected amounts and depend on:

         o Esprit Telecom and HER's abilities to effectively and efficiently manage the expansion of their networks and operations;

         o HER's ability to obtain infrastructure contracts, rights-of-way, licenses and other regulatory approvals that it needs to complete and operate its network;

         o the combined company's ability to purchase equipment for building networks which support products and services and to negotiate favorable contracts with suppliers, including large volume discounts on its purchases of capital equipment;

         o the combined company's ability to access targeted customers and markets, attract sufficient numbers of customers and provide and develop services for which customers will subscribe; and

         o factors outside the combined company's control, such as political and economic developments and trends, regulatory changes, changes in technology, increased competition, strikes, weather, performance by third parties and other factors in connection with its operations.

         o If the combined company expands its operations at an accelerated rate or acquires any businesses, its funding needs may increase, possibly to a significant degree, and the combined company may spend its cash balances sooner than currently expected.

         o As a result of acquiring, on June 24, 1998, a majority interest in Ebone, HER may need to fund Ebone if Ebone is not self-funding in accordance with GTS' business plan.

         o As a result of acquiring, on November 30, 1998, a majority interest in NetSource, the combined company may need to fund NetSource if NetSource is not able to self-fund its business plan.

         GTS cannot estimate with any degree of certainty the amount and timing of its future capital requirements to implement such strategy. GTS anticipates that the amount of capital it needs to continue to implement its European Services Strategy will depend on several factors including, among others, the demand for its services, the markets in which it builds or buys networks and regulatory, technological and competitive developments. As a result of the foregoing, in the event that the combined company's plans or assumptions change or that its capital resources prove to be insufficient to fund growth and operations in the manner and at the rate it currently anticipates, the combined company may be required to raise additional capital. If the combined company decides to raise additional funds by incurring debt, it may become subject to additional or even more restrictive financial covenants (as a result of the assumption of Esprit Telecom's outstanding debt securities) and its cash interest expense obligations may increase. If the combined company decides to raise additional funds by issuing equity, your ownership of the combined company's stock may be diluted. GTS cannot assure you that additional financing will be available to it on favorable terms or at all. If the combined company fails to generate sufficient funds in the future, whether from operations or by raising additional debt or equity capital, it may have to delay or abandon some or all of its development, expansion and acquisition plans, or it may have to sell assets. As a result, it may not have the ability to develop the necessary geographic reach, networks, offer products, services and compete as effectively as contemplated. These outcomes could have a material adverse effect on GTS' operations and on the market price of its stock.

RISKS SPECIFIC TO GTS

SIGNIFICANT INDEBTEDNESS AND INTEREST PAYMENT OBLIGATIONS; RESTRICTIONS IN DEBT AGREEMENTS ON GTS' OPERATIONS

         GTS is, and will continue to be, highly leveraged as a result of the substantial indebtedness it has incurred and intends to incur to implement its business plans. GTS had approximately $1.2 billion of debt outstanding at September 30, 1998. Upon consummation of the offer, GTS will assume Esprit Telecom's debt, which was $554.9 million at September 30, 1998. GTS' debt instruments permit GTS and its subsidiaries to incur certain additional indebtedness to fund expansion of its businesses and for other permitted purposes. In addition, GTS contemplates that it will raise additional debt financing to implement its European Services Strategy. On December 21, 1998, HER sold the New HER Notes. This transaction closed in early January 1999. GTS, however, has not yet decided on the size and timing of any additional financing. Esprit Telecom's debt instruments permit Esprit Telecom, and upon consummation of the offer, will permit GTS, to incur certain additional indebtedness, including indebtedness incurred to finance the expansion of Esprit Telecom's network.

         The high level of GTS's indebtedness could have important consequences on its operations, including that it:

         o will need significant cash to service its debt, thereby reducing funds available for operations, future business opportunities and investments in new or developing technologies and making GTS more vulnerable to adverse economic conditions;

         o may have difficulty refinancing GTS' existing debt or may be restricted from obtaining additional financing to fund future working capital, capital expenditures, debt service requirements, acquisitions or other general corporate requirements;

         o may have less flexibility in planning for, or reacting to, changes in GTS' business and in the telecommunications industry;

         o may have less flexibility in responding to changes which affect how GTS implements its financing, construction or operating plans;

         o will be more highly leveraged than some of GTS' competitors, which may place it at a competitive disadvantage with respect to such competitors; and

         o will limit GTS' ability to withstand adverse economic conditions or take advantage of significant business opportunities that may arise.

         In addition, GTS will be required to comply with certain financial covenants and other restrictions contained in GTS's existing debt agreements. Certain of the covenants included in Esprit Telecom's debt agreements are more restrictive than those in GTS' existing debt agreements. Upon consummation of the offer, GTS will assume

Esprit Telecom's debt, and any GTS businesses contributed to Esprit Telecom will become subject to these more restrictive covenants. Among other things, the GTS financial covenants limit GTS' ability to:

         o   incur additional indebtedness,

         o   make capital expenditures,

         o pay dividends, make distributions on GTS Stock or make certain other restricted payments,

         o   create certain liens upon assets,

         o   dispose of certain assets, or

         o   enter into certain transactions with affiliates.

         GTS cannot assure you that such covenants will not materially and adversely affect its ability to finance its future operations or capital needs or to engage in other business activities which it deems to be in its interest.

         GTS will need to substantially increase net cash flow in order to pay the principal of and interest on its debt, including debt assumed as a result of the Esprit acquisition, and GTS cannot assure you that it will be able to meet such obligations. If GTS is unable to generate sufficient cash flow or to otherwise obtain the funds necessary to make required payments, or if it otherwise fails to comply with the various covenants under the debt, it would be in default under the terms of such debt. A default under such debt may permit the holders thereof to accelerate the maturity of such debt, which in turn could cause defaults under GTS, other indebtedness. GTS cannot assure you that under these circumstances it would have sufficient funds or other resources to satisfy all such obligations, on a timely basis or otherwise. Such default or acceleration would also be likely to adversely affect the market price of GTS Stock.

HISTORY OF OPERATING LOSSES

         GTS has historically sustained substantial operating and net losses. For the following periods, GTS's reported net losses of:

                      PERIOD                                                           NET LOSS
                      ------                                                           --------

                      Year ended December 31, 1995..................................   $40.4 million
                      Year ended December 31, 1996..................................   $68.0 million
                      Year ended December 31, 1997..................................   $117.0 million
                      Nine months ended September 30, 1998..........................   $100.8 million
                      Inception through September 30, 1998..........................   $343.7 million

         GTS' net losses in the first three quarters of 1998 exceeded those in the comparable prior period in 1997, and GTS expects this trend to continue in the fourth quarter of 1998. Further development of its business, including its European end-user services business, will require significant additional expenditures and GTS expects that it will have significant operating and net losses and will record significant net cash outflow, before financing, in coming years. GTS cannot assure you that its operations, including its European end-user services business, will achieve or sustain profitability or positive cash flow in the future. If GTS cannot achieve and sustain operating profitability or positive cash flow from operations, it may not be able to meet its debt service obligations or working capital requirements, which would have a material adverse effect on its operations, and would adversely affect the market price of GTS Stock.

HER NETWORK ROLL-OUT

Risks Relating to Completing HER Network

         HER's ability to achieve its strategic objective will depend in large part on the successful, timely and cost-effective completion of the HER network. HER currently operates commercially over a portion of the network linking Brussels, Antwerp, Rotterdam, Amsterdam, London, Paris, Frankfurt, Strasbourg, Zurich, Geneva, Stuttgart, Dusseldorf, Munich, Milan, Berlin, Copenhagen and Stockholm. However, various factors, uncertainties and contingencies may delay or adversely affect the development of the remainder of the network. Many of these factors, such as strikes, natural disasters and other casualties, are beyond HER's control. In addition, HER will need to negotiate and conclude additional agreements with various parties regarding, among other things, rights-of-way and development and maintenance of the network infrastructure and equipment. GTS cannot assure you that HER will conclude necessary agreements. Any delays in concluding such agreements would materially and adversely affect the speed or successful completion of the network. The successful and timely completion of the network will also depend on, among other things, (i) third parties performing their contractual obligations to engineer, design and construct portions of the network on a timely basis and (ii) HER's ability to obtain and maintain applicable governmental approvals.

         HER is operating its network in Belgium, The Netherlands, the UK, France, Germany, Switzerland, Italy, Denmark and Sweden, and HER expects that the 25,000 kilometer network will be operational by the end of the year 2000. HER believes that its cost estimates and the build-out schedule are reasonable. However, the actual construction costs or time required to complete the network build-out could substantially exceed current estimates. Any significant delay or increase in the costs to develop the HER network could have a material adverse effect on HER and GTS' operations.

         Development of the HER network is capital intensive. HER expects that approximately $835 million in additional capital expenditures, including capital lease obligations, will be incurred through the end of the year 2000 in connection with the buildout of the HER network. HER believes that the net proceeds from the issuance of the New HER Notes and its current indebtedness combined with HER's projected internally generated funds, should be sufficient to fund HER's expected capital expenditures. However, the accrual amount and timing of HER's future capital requirements may differ materially from management's estimates. Thus, additional financing may be needed to construct the HER network, and GTS cannot assure you that such additional financing will be available on terms acceptable to HER or at all. Failure to obtain necessary financing may require HER to delay or abandon its plans for deploying the remainder of the HER network, which may have a material adverse effect on HER and GTS. However, the actual amount and timing of HER's future capital requirements may differ materially from GTS' estimates. HER may need additional financing to construct the HER network. GTS cannot assure you that such additional financing will be available to HER on favorable terms or at all. If HER fails to obtain necessary financing, HER might have to delay or abandon its plans for deploying the remainder of the network, which would adversely affect the viability of HER. HER's failure to obtain financing might also require GTS to make additional capital contributions to HER at the expense of its other operations. Either of these two outcomes could have a material adverse effect on its operations and would adversely affect the value of GTS Stock.

Risks Relating to HER's Operations

         HER's revenues and the cost of deploying its network and operating its business will depend upon a variety of factors including:

         o HER's ability to effectively and efficiently manage the expansion of its network and operations;

         o   HER's ability to negotiate favorable contracts with suppliers;

         o HER's ability to obtain additional licenses, regulatory approvals, rights-of-way and infrastructure contracts to complete and operate the network;

         o   HER's ability to access markets and attract sufficient customers;

         o HER's ability to provide and develop services for which customers will subscribe; and

         o strikes, weather, performance by third parties and other factors that are outside of HER's control.

    Due to the uncertainty of these factors, actual costs and revenues may vary from expected amounts, possibly to a material degree, and such variations would likely affect HER's future capital requirements.

         HER must obtain additional agreements for the long-term lease of dark fiber, rights-of-way and other permits to install fiber optic cable from railroads, utilities and governmental authorities (known as infrastructure providers) to build out the network. GTS cannot assure you that HER will be able to maintain all of its existing agreements, rights and permits. Nor can GTS assure you that HER will be able to obtain and maintain the additional agreements, rights and permits it needs to implement its business plan on acceptable terms. If HER lost substantial agreements, rights and permits or failed to enter into and maintain required arrangements for the HER networks, such events would have a material adverse effect on HER's business. In addition, HER depends on third parties for leases of dark fiber for substantial portions of its network. If HER is unable to enter into or maintain such leases, this could have a material adverse effect on HER's business, as well as on GTS' operations and the market price of GTS Stock.

Falling Prices/Depressed Gross Margins

         Prices in the European long distance industry have declined over the past few years. GTS expects that prices will continue to decline as competition increases and that continuing price cuts in certain retail markets will affect the gross margins of certain of its customers. This, in turn, could affect HER's gross margins, if not offset by increases in volume and reductions in costs.

Risks Relating to Regulatory Approvals

         To construct and operate the network in accordance with current plans, HER must obtain the necessary regulatory approvals. Licenses, authorizations or registrations have been obtained in Belgium, Denmark, France, Germany, Italy, The Netherlands, Sweden, Switzerland, the UK and the United States. HER intends to file applications in other countries (including Austria, Croatia, Czech Republic, Hungary, Poland, Portugal, Slovakia and Russia) in anticipation of service launch in accordance with the roll-out plan. With the exception of Austria and Portugal, which are members of the European Union and whose laws must comply with European Commission directives, these other countries have not generally liberalized their telecommunications sectors. There can be no assurance that they will do so in a timely manner or at all.

         In addition, the terms and conditions of the licenses, authorizations or registrations granted to HER may limit or otherwise affect HER's scope of operations. There can be no assurances that HER will be able to obtain, maintain or renew licenses, authorizations or registrations to provide the services it currently provides and plans to provide, that such licenses, authorizations or registrations will be issued or renewed on terms or with fees that are commercially viable or that the licenses, authorizations or registrations required in the future can be obtained by HER. The loss of, or failure to obtain, these licenses, authorizations or registrations or a substantial limitation upon the terms of these licenses, authorizations or registrations could have a material adverse effect on HER and could adversely affect the market price of GTS Stock.

         GTS cannot assure you that the HER network will achieve the technical specifications for which it was designed. HER also may be unable to upgrade the network as technological improvements are introduced.

INTEGRATION OF RECENT ACQUISITIONS

         GTS acquired NetSource in November 1998 and, upon the consummation of the offer, will acquire Esprit Telecom, which in turn acquired Plusnet in May 1998 and three other telecommunications businesses in 1997. In order to integrate these businesses, GTS must continue to develop its financial and management controls and information systems. The integration of these acquisitions has required and will continue to require additional expenditures. Although GTS expects these acquisitions to result in operating synergies, it cannot assure you that these acquisitions will achieve the expected benefits or that such benefits will be realized within the time frames that it contemplates. See "-- Risks Relating to the Combined Operations of the Companies -- Nonrealization of Synergies."

RISKS RELATING TO EUROPEAN SERVICES STRATEGY

         Early Stage of European Services Strategy. Although GTS has recently completed the acquisition of NetSource, hired certain key personnel and filed certain licensing applications, GTS is still in the early stages of implementing its European Services Strategy. GTS' decision to proceed with the European Services Strategy will depend on its ability to assess potential markets, obtain required governmental authorizations, franchises and permits, identify appropriate additional acquisition candidates, implement efficient information processing systems for billing and customer service and develop a sufficient customer base. If GTS fails to achieve any of the foregoing, it may need to modify, delay or abandon some or all of its European Services Strategy. GTS cannot estimate with certainty the amount and timing of its future capital requirements to implement such strategy. See "-- Additional Capital Requirements."

         Regulatory. Because GTS plans to provide, through GTS Business Services -- Western Europe and GTS Access Services, an expanded array of telecommunications services in Europe, it will become subject to significant additional regulation at the European Union, national and local levels. GTS has applied for licenses to operate as a competitive local exchange carrier in seven cities in Germany and the greater Paris metropolitan area. Delays in receiving regulatory approvals, or the enactment of adverse regulations or regulatory requirements, may have the following adverse consequences:

         o delay or prevent GTS from offering its end-user services in certain European markets;

         o   restrict the types of end-user services GTS can offer;

         o   restrict GTS from deploying its local networks; and

         o   otherwise adversely affect GTS' operations.

         GTS cannot assure you that it will be able to obtain the necessary regulatory approvals on a timely basis or that it will not otherwise be affected by regulatory developments, any of which may have a material adverse effect.

         Competition. The business of providing telecommunications services in Europe is extremely competitive. GTS' success will depend upon its ability to compete with a variety of telecommunications providers in each of its markets. Competitors will include large established national carriers, alliances among telecommunications companies (such as Global One, an alliance among Sprint, Deutsche Telekom AG and France Telecom SA, and KPN/Qwest, an alliance between KPN N.V. and Qwest Communications International, Inc.), facilities-based competitors (including MCI WorldCom, Inc., Viatel, Inc., Econophone, Inc., Primus Telecommunications Group, Incorporated and Cable & Wireless, plc), resellers, data providers, Internet service providers and other providers of bundled services. GTS may also face competition in one or more of its markets from competitors using new or alternative technologies or new applications of existing technologies. These competitors include cable television companies, wireless telephone companies, microwave carriers and satellite companies. Many competitors will have established customer bases and extensive brand name recognition. Many competitors will have greater financial, management and other resources.

         GTS will compete primarily on the basis of price and, to a lesser extent, on the type and quality of services offered. Many potential competitors are able to use their substantial financial resources to cause severe price competition in the markets in which GTS plans to operate, which would force GTS to lower its prices to remain competitive. GTS also expects to lose a significant number of customers as a result of the highly competitive nature of the markets. It may be difficult for GTS to attract and retain a sufficient number of customers to sustain its business. GTS cannot assure you that it will be able to effectively market its expanded service offerings or that competitive pressures will not have a material adverse effect.

         Entering New Markets. GTS will have to make additional significant operating and capital investments to implement the European Services Strategy. GTS will need to develop new products and services and to establish direct and/or indirect sales channels to market its offerings. Sophisticated information and processing systems will be vital to its success, and it will need to implement and integrate the necessary provisioning, billing and collection systems for its services. Prior to its acquisition of NetSource, GTS had no prior experience in offering expanded services in Europe or in targeting European business and government customers. GTS may also rely on third party vendors and contractors for network buildouts and information systems upgrades and will need to obtain rights-of-way and other consents to develop its networks. It cannot assure you that it will be able to implement the European Services Strategy on a timely basis, or at all. Any delays in establishing its business in one or more of its targeted markets may have a material adverse effect.

         Reliance on Other Telecommunications Service Providers. To implement the European Services Strategy, GTS will need to enter into interconnection agreements with the large established national carriers and other local service providers operating in its target markets. GTS may also need to enter into collocation agreements with, and lease trunking capacity from, such third parties. GTS cannot assure you that it will be able to enter into these interconnection and other agreements on terms that are satisfactory.

         With respect to long distance and international services, GTS will need to enter into resale agreements with long distance and international carriers. These agreements often contain minimum volume commitments. GTS may be obligated to pay underutilization charges if it overestimates its need for transmission capacity. If GTS underestimates its need for transmission capacity, it may need to pay more for the extra capacity needed.

         Acquisition-Related Risks. GTS may enter its targeted markets through additional acquisitions following the NetSource and Esprit Telecom acquisitions. Buying businesses will subject it to certain risks, including, among others:

         o acquired operations and personnel may be difficult to integrate into its operations;

         o   GTS' ongoing operations may be disrupted;

         o integrating the acquired business may divert resources and management time from running GTS' ongoing business; and

         o changes in management may impair relationships with employees and customers.

         In addition, GTS' high level of debt (which, upon consummation of the offer, will include the assumed debt of Esprit Telecom) and the terms of its outstanding debt agreements may limit its ability to consummate additional acquisitions. GTS cannot assure you that it will close any such acquisitions or that it will be able to obtain any additional financing needed to finance such acquisitions. Nor can GTS assure you that if GTS closes any acquisitions, the acquired business will be successfully integrated into its operations or will perform as expected.

         Potential Adverse Impact on HER. Many of the services GTS plans to offer in its European end-user services business will compete with the services offered by the customers HER targets as an independent carriers' carrier. If GTS Business Services -- Western Europe and GTS Access Services contract with HER for capacity, GTS expects that they will enter into such arrangements on an arms-length basis. However, the European Services Strategy could affect the perception of HER as an independent operator and could negatively impact HER's ability to attract and retain customers, which could, in turn, have a material adverse effect on HER's operations.

RISKS RELATING TO REORGANIZATION OF RUSSIAN TELECOMMUNICATIONS INDUSTRY

         The Russian government established Svyazinvest in 1994 to hold the government's interest in 85 regional telecommunication companies. In April 1997, President Yeltsin approved the transfer of additional government-owned telecommunications assets to Svyazinvest. This transfer included the government's 51% stake in Rostelecom (the government controlled international and long distance operator). On July 30, 1997, Mustcom Ltd., a Cyprus-based company that represents the interests of a consortium which includes ICFI Cyprus, Renaissance International Ltd., Deutsche Morgan Grenfell, Morgan Stanley, and certain entities affiliated with an affiliate of George Soros, purchased a 25% stake in Svyazinvest for $1.87 billion. The President had also authorized the sale of another 24% of Svyazinvest at a future date. This sale was scheduled to occur in the second half of 1998. However, in view of the recent deterioration of the Russian economy and political instability, the sale was cancelled. See "-- Risks Relating to Russia and the CIS -- Political" and "-- Economic."

         As a result of the government's actions, a single entity, Svyazinvest, now owns a majority interest in most of GTS' principal venture partners and other telecommunication service providers in Russia. These companies together provide a range of international and domestic long distance and local telecommunications services throughout Russia. The consolidation of many of its partners under Svyazinvest and the possible sale of a significant interest in Svyazinvest to foreign and/or Russian investors is likely to make Svyazinvest a stronger competitor, and may lead to material adverse changes in the business relationships between GTS and its Russian partners. The continuing privatization of Svyazinvest and the evolution of Russia's government policy regarding Svyazinvest and Rostelecom may have a material adverse effect on GTS and its Russian ventures.

MANAGING RAPID GROWTH

         GTS continues to construct segments of the HER network, expand its existing operations and expand into additional geographic and service markets when business and regulatory conditions warrant. GTS cannot assure you that it will be able to construct and operate the entire HER network as currently planned, that it will be able to expand with the markets in which its ventures are currently operating or into additional markets at the rate it presently plans or that any existing regulatory barriers to such expansion will be reduced or eliminated.

         As a result of past and expected continued growth and expansion, significant demands have been placed on GTS' management, operational and financial resources and on its systems and controls. In order to manage GTS' growth effectively, including growth resulting from acquisitions, GTS must continue to implement and improve its operational and financial systems and controls, purchase and utilize additional telecommunications facilities and expand, train and manage the employee base. Inaccuracies in GTS' forecasts of market demand could result in insufficient or excessive telecommunications facilities and disproportionate fixed expenses for certain of its operations. As GTS proceeds with its development and expansion, there will be additional demands on its customer support, sales and marketing and administrative resources and network infrastructure. GTS cannot assure you that GTS and its ventures' operating and financial control systems and infrastructure will be adequate to maintain and effectively manage future growth. If GTS fails to continue to upgrade its administrative, operating and financial control systems or unexpected expansion difficulties arise, there could be a material adverse effect on its business, results of operations and financial condition.

RISKS RELATING TO OPERATIONS IN EMERGING MARKETS

         GTS derives substantial revenues from its operations in emerging markets. Emerging markets subject GTS to numerous risks, including the following:

         o   underdeveloped and unstable banking systems;

         o   corruption;

         o unexpected changes in regulatory requirements, tariffs, customs and duties and other trade barriers;

         o   difficulties in staffing and managing foreign operations;

         o foreign exchange controls, which may restrict or prohibit funds from being exchanged into US dollars and/or transferred abroad;

         o potential adverse tax consequences from operating in multiple jurisdictions with different tax laws;

         o problems in collecting accounts receivable and devaluation of accounts receivable in an inflationary economy;

         o   political risks and expropriation;

         o   technology export and import restrictions and prohibitions;

         o   delays from customs brokers or government agencies;

         o   seasonal reductions in business activity; and

         o   fluctuations in currency exchange rates.

         The emerging market risks described above could have a material adverse effect on business, results of operations and financial condition of GTS.

         The political systems of many of the emerging market countries in which GTS operates or plans to operate are slowly emerging from an extended period of totalitarian rule. Political conflict and, in some cases, civil unrest and ethnic strife may continue in some of these countries for a period of time. Many of the economies of these countries are weak, volatile and reliant on substantial foreign assistance and investment. Expropriation of private businesses in such jurisdictions remains a possibility. Seizures of businesses or assets may take the form of an outright taking, a ban on the exercise of foreclosure rights, a confiscatory tax, refusal to renew licenses or other policies. Such factors or actions to expropriate or seize its operations could have a material adverse effect on GTS or its operations or frustrate or deny the exercise of its rights. GTS cannot assure you that free market reforms undertaken in certain of the emerging market countries in which it operates will continue to proceed, let alone succeed, and signs of economic instability, retrenchment and scapegoating are evident. These factors may reduce and delay business activity, economic development and foreign investment.

         Judicial officials operating in legal systems in emerging market countries frequently have little or no experience with commercial transactions between private parties. The extent to which GTS' contracts and other obligations owed to GTS will be honored and enforced in emerging market countries is uncertain. GTS may not be able to protect and enforce its rights in emerging market countries, which could have a material adverse effect upon its operations. Additionally, its businesses operate in uncertain regulatory environments. The laws and regulations applicable to its activities in emerging market countries are in general new and subject to change and, in some cases, inconsistent and incomplete. GTS cannot assure you that local laws and regulations will become stable in the future. Changes to such laws and regulations could materially adversely affect operations and GTS' ability to pay our debts. Such changes could adversely affect the value of GTS Stock.

RISKS RELATING TO OPERATIONS IN RUSSIA AND THE CIS

         To date, GTS has earned substantially all of its revenue from operations in Russia and the CIS. Foreign companies conducting operations in the former Soviet Union face significant political, economic, and legal risks. GTS continuously evaluates a number of potential transactions, some of which may involve the contribution of certain of its Russian businesses in exchange for an interest of equal or greater value in the surviving entity. The completion of any such transaction could be material to operations and financial condition and could increase GTS' exposure to such risks.

         Political. The political systems of Russia and the other independent countries of the CIS are in a stage of transition. These systems have been and may become more unstable due to political gridlock, as well as the populace's dissatisfaction with reform, social and ethnic unrest, economic difficulties and changes in government policies. Such instability could lead to events that could have a material adverse effect on operations in these countries.

         In recent years, Russia has been undergoing a substantial political transformation. During this transformation, the Russian parliament enacted legislation to protect private property against expropriation and nationalization. However, due to the lack of experience in enforcing these provisions during the period they have been in effect and due to potential political changes in the future, GTS cannot assure you that such protections would be enforced. Expropriation or nationalization of all or a portion of its business or its assets, whether by an outright taking, a ban on the exercise of foreclosure rights or by confiscatory tax or other policies potentially without adequate compensation, would have a material adverse effect on operations and the market price of GTS Stock.

         The various government institutions in Russia and the CIS and the relations between them, as well as the government's policies and the political leaders who formulate and implement them, are subject to rapid and potentially violent change. Any major changes in, or rejection of, previous policies favoring political and economic reform by the President may have a material adverse effect.

         In March 1998, President Yeltsin dismissed his entire cabinet, including Prime Minister Victor Chernomyrdin, citing, among other things, a need for more dynamism and initiative in the Russian government. At that time, President Yeltsin directed the formation of a new government led by Sergei Kireyenko, the young Prime Minister committed to continuing political and economic reforms. Since March 1998, dramatic political changes have occurred in Russia. In August 1998, Yeltsin dismissed the Kireyenko government and engaged in a struggle with Parliament over leadership of the new government. Ultimately, under pressure from Parliament, Yeltsin withdrew his nomination of Victor Chernomyrdin and accepted Yevgeny Primakov as a compromise candidate. Primakov rapidly received approval from the Duma.

         Primakov has formed his government and is seeking to develop and implement policies to address Russia's current economic crisis. Primakov is not expected to follow the pro-market reform policies of his predecessors. His appointments and policy pronouncements to date are mixed, suggesting that he favors lower value-added, profit taxes and greater government intervention in the economy, deficit spending and stricter currency controls. It is too soon to determine what impact Prime Minister Primakov's policies will have on GTS' business in Russia. The political situation remains very unsettled, especially in view of President Yeltsin's deteriorating health and erratic stewardship of the country. In addition, it is uncertain whether the resolution of these and other issues could have a material adverse effect on the operations of GTS.

         Furthermore, the political and economic changes in Russia have resulted in significant dislocations of authority. As a result of the turmoil at the federal government level and the continuing absence of a strong central government, the regions of Russia are exercising more independence in both political and economic policies. Significant organized criminal activity and high levels of corruption among government officials exist where GTS operates. While GTS does not believe it has been adversely affected by these factors to date, organized or other crime could in the future have a material adverse effect.

         Economic. Russia's serious economic crisis places at risk the economic reforms the Russian government has enacted. In particular, the government has suffered serious setbacks in reducing inflation and stabilizing the currency. These reforms were designed to create the conditions for a more market-oriented economy. For some time, Russia has experienced generally rising unemployment and underemployment, high government debt relative to gross domestic product and high levels of corporate insolvency. Russia continues to experience chronic problems in its tax collection policies. Low tax receipts, coupled with the recent downturn in commodity prices on world markets, have created a serious liquidity problem. The Russian stock market lost approximately 85% of its value during the first ten months of 1998 over concerns about Russia's economy and political instability. Under these circumstances, GTS cannot assure you that (i) reform policies will continue to be implemented and, if implemented, will be successful, (ii) Russia will remain receptive to foreign trade and investment or
(iii) the economy will not suffer additional substantial setbacks. If the Russian economy does not improve, it is likely this will have a material adverse effect on the demand for GTS' services offered in Russia.

         In response to these economic problems, in May and early June 1998, the Russian Central Bank and other Russian governmental authorities adopted a number of measures, including increasing the inter-bank lending rate charged by the Russian Central Bank and the rate offered on sovereign debt obligations, in order to maintain the value of the ruble and reduce the risk of the flight of foreign capital from the Russian economy. On July 13, 1998, the International Monetary Fund, the World Bank and the Japanese government announced a plan to lend Russia $22.6 billion by the end of 1999. Since its disbursement of a first tranche of $4.8 billion at the end of July 1998, the International Monetary Fund has refused to release additional funds until the Russian government implements a number of economic reforms, including measures to enhance tax collections and narrow the budget deficit. The World Bank and the Japanese government appear to be following the International Monetary Fund's lead with respect to their remaining commitments under the $22.6 billion loan. The measures taken in May, June and July 1998 failed to stabilize the economy and to provide adequate liquidity.

         On August 17, 1998, the Russian government and the Central Bank of Russia announced emergency steps to improve liquidity (the "August 17 Decision"). Pursuant to this decision, the ruble's value was allowed to float between 6.0 and 9.5 rubles to the US Dollar. Also, a 90-day moratorium was placed on the payment of foreign exchange to meet certain obligations of Russian entities. Finally, the Russian government announced that it intended to restructure the payment terms of certain treasury bills. Since the August 17 Decision, the ruble's value has declined substantially below the 9.5 ruble/US Dollar floor set in the August 17 Decision. As a result, GTS' financial performance has been negatively affected. GTS recorded a $13.1 million pre-tax charge for the quarter ended September 30, 1998, which consisted primarily of foreign currency exchange losses for ruble-denominated net monetary assets. The remainder of the charge consists of estimates for uncollectible accounts receivable and unrecoverable cash deposits in certain Russian banks.

         In addition, the Russian government has defaulted on payments, and proposed a restructuring, of certain commercial and sovereign debt obligations which has been criticized by Western holders of such obligations. As a result, it is likely that the Russian government and Russian businesses will have difficulty accessing Western financial markets for the foreseeable future.

         Although the 90-day moratorium has not been extended, the consequences of the August 17 Decision and its aftermath remain unclear. GTS cannot assure you that these emergency measures, coupled with the policies of Russia's new government, will be sufficient to stabilize the currency, enhance liquidity, avoid hyperinflation, improve the collections, narrow the budget or prevent further economic dislocation. In particular, there is a risk that there could be a further significant and sudden decline in the value of the ruble resulting in additional exchange-related losses for GTS and increased loss of investor confidence in the Russian economy. Such consequences could have a material adverse effect on GTS and its financial condition and results of operations and the Russian economy generally. See "-- Currency and Exchange Risks."

         The International Monetary Fund and the G-7 have thus far refused to advance emergency funds to Russia to address the recent liquidity crisis. In addition, the International Monetary Fund may not disburse the remaining portions of the $22.6 billion loan referenced above, unless the Russian government complies with the conditions of such loan. This underscores the extent to which Russia, the CIS and other emerging countries in which GTS operates are dependent upon substantial financial assistance from several foreign governments and international organizations. If any of this financial assistance is reduced or eliminated, economic development in Russia, the CIS and such other countries may be adversely affected.

         Russian and CIS businesses have a limited operating history in market-oriented conditions. The relative infancy of the business culture is reflected in the Russian banking system's under-capitalization and lack of liquidity. Many Russian banks continue to have cash shortages. The Russian Central Bank has reduced banks' reserve requirements in order to inject more liquidity into the Russian financial system, but has stressed that it will not bail out the weaker banks. Many of these banks are expected to disappear over the next several years as a result of bank failure and anticipated consolidation in the industry. A general Russian banking crisis could have a material adverse effect on GTS' financial performance and the viability of GTS' receivables, GTS' ability to recover funds deposited in Russian banks and on GTS' operations. The banking crisis could also adversely affect the value of GTS Stock.

         Regulation of the Telecommunications Industry. The Russian telecommunications system is currently regulated largely through the issuance of licenses. There is currently no comprehensive legal framework with respect to the provision of telecommunications services in Russia, although a number of laws, decrees and regulations govern or affect the telecommunications sector. As a result, ministry officials have a fairly high degree of discretion to regulate the industry. Although telecommunication licenses may not be transferred under Russian law, Goskomsvyaz, the successor of the Russian Ministry of Communications, has adopted the position that licensees may enter into agreements with third parties to provide services under the licensee's license. However, the Goskomsvyaz does not generally review agreements entered into by licensees. Current or future regulation of the Russian telecommunications systems could have a material adverse effect.

         Current Russian legislation governing foreign investment activities does not prohibit or restrict foreign investment in the telecommunications industry. However, press reports from Russia reveal that certain factions of the Russian government are considering nationalizing certain strategic industries and imposing foreign ownership restrictions as a result of the August 17 Decision and its aftermath. Nationalization of industries or future regulation of foreign investment in the telecommunications industry could have a material adverse effect.

         In addition, members of the Russian government cannot agree on the manner and scope of government control over the telecommunications industry. Because the telecommunications industry is widely viewed as strategically important to Russia, GTS cannot assure you that government policies liberalizing control over the telecommunications industry will continue. Any change in or reversal of such governmental policies could have a material adverse effect.

         Legal Risks. The Russian and CIS governments have made an effort to transform their economies into more market-oriented economies. In particular they have rapidly introduced laws, regulations and legal structures intended to give participants in the economy a greater degree of confidence in the legal validity and enforceability of their obligations. Risks associated with the legal systems of Russia and the other independent republics of the CIS include:

         o the untested nature of the independence of the judiciary and its immunity from economic, political or nationalistic influence;

         o the relative inexperience of judges and courts in commercial dispute resolutions and legal interpretation;

         o inconsistencies among laws, presidential edicts, government decrees and ministerial orders;

         o the lack of legislative, judicial or administrative guidance on interpreting the applicable rules;

         o a high degree of discretion on the part of government authorities and arbitrary decision making which increases, among other things, the risk of property expropriation; and

         o   problems in enforcing judicial and administrative decisions.

         The result has been considerable legal confusion, particularly in areas such as company law, commercial and contract law, securities and antitrust law, foreign trade and investment law and tax law. Accordingly, GTS cannot assure you that it will be able to enforce its rights in any disputes with its joint venture partners or other parties in Russia or the CIS. In addition, GTS cannot assure you that its ventures will be able to enforce their respective rights in any disputes with partners, customers, suppliers, regulatory agencies or other parties in Russia or that it will be found to be in compliance with all applicable laws, rules and regulations.

         Taxes. Generally, taxes payable by Russian companies are substantial. In addition, taxes payable by Russian companies are numerous and include taxes on profits, revenue, assets and payroll as well as value-added tax. In addition, statutory tax returns of Russian companies are not consolidated and therefore, each company must pay its own Russian taxes. Because there is no consolidation provision, dividends are subject to Russian taxes at each level that they are paid. Currently, dividends are taxed at 15% and the payor is required to withhold the tax when paying the dividend, except with respect to dividends to foreign entities that qualify for an exemption under treaties on the avoidance of double taxation. To date, the system of tax collection has been relatively ineffective, resulting in the continual imposition of new taxes in an attempt to raise government revenues. This history, plus the existence of large government budget deficits, raises the risk of a sudden imposition of arbitrary or onerous taxes, which could adversely affect GTS.

         Because of uncertainties associated with the laws and regulations of the Russian tax system and the increasingly aggressive interpretation, enforcement and collection activities of the Russian tax authorities, GTS' Russian taxes may be in excess of the estimated amount expensed to date and accrued on GTS' balance sheets. It is the opinion of GTS that the ultimate resolution of GTS' Russian tax liability, to the extent not previously provided for, will not have a material adverse effect on its Russian shareholding and financial condition. However, depending on the amount and timing of an unfavorable resolution of this contingency, it is possible that its future results of operations or cash flows could be materially affected in a particular period.

         In various foreign jurisdictions, GTS is obligated to pay value-added tax on the purchase or importation of assets, and for certain other transactions. In many instances, value-added tax liabilities can be offset against value-added tax which GTS collects and otherwise would remit to the tax authorities, or may be refundable. Because the law in some jurisdictions is unclear, the local tax authorities could assert that GTS is obligated to pay additional amounts of value-added tax. In the opinion of GTS, any additional value-added tax which GTS may be obligated to pay would not be material.

ADEQUACY OF MANAGEMENT, LEGAL AND FINANCIAL CONTROLS IN EMERGING MARKETS

         Many of the emerging market countries in which GTS operates, including Russia and the CIS, are deficient in management and financial reporting concepts and practices, and lack modern banking, computer and other control systems. GTS has also historically had difficulty hiring and retaining a sufficient number of qualified employees to work in these markets. As a result, GTS has had difficulty:

        o  establishing management, legal and financial controls;

        o  collecting financial data;

        o preparing financial statements, books of account and corporate records; and

        o  instituting business practices that meet Western standards.

         GTS has a policy worldwide of complying with all applicable laws and ensuring that all of its employees understand and comply with such laws. The application of the laws of any particular country, however, is not always clear or consistent. Emerging market countries often have commercial practices and less developed legal and regulatory frameworks that differ significantly from practices in the United States and other Western countries. In addition, some practices, such as the payment of fees for the purpose of obtaining expedited customs clearance and other commercial benefits that may be common methods of doing business in these markets, might be unlawful under the laws of the United States and other western countries. As a result of the difficulty GTS has experienced in emerging markets in instituting business practices that meet Western reporting and control standards, it has been unable to ascertain whether certain practices by its ventures, which were not in accordance with GTS policy, were in compliance with applicable US and foreign laws. If it were to be determined that GTS or any of its ventures were involved in unlawful practices and were the factual and legal issues relating thereto to be resolved adversely, GTS or its ventures could be exposed, among other things, to significant fines, risk of prosecution and loss of its licenses. See "-- Risks Relating to Emerging Markets" and "-- Government Regulation."

         In light of these circumstances, in the second half of 1996 GTS increased its efforts to improve its management and financial controls and business practices. GTS recruited a more experienced financial and legal team, including a new Chief Financial Officer of GTS, a senior finance officer overseeing all of the regions in which GTS operates, a senior finance officer for the CIS region, and a senior legal officer for the CIS region. GTS also established a treasury group and adopted a more rigorous Foreign Corrupt Practices Act compliance program. GTS has developed and implemented a training program for employees regarding US legal and foreign local law compliance. GTS also appointed a Compliance Officer responsible for monitoring compliance with such laws and training GTS personnel around the world. In connection with these developments, GTS expanded its corporate business practices policy to include, in addition to compliance with US laws such as the Foreign Corrupt Practices Act, compliance with applicable local laws such as the conflict of interest rules under the 1996 Russian Joint Stock GTS Law, currency regulations and applicable tax laws.

         In addition, in early 1997, GTS retained special outside counsel to conduct a thorough review of certain of its business practices in the emerging markets in which GTS operates to determine whether deficiencies existed that needed to be remedied. As a result of this review, GTS replaced certain senior employees in Russia and instituted additional and more stringent management and financial controls. The review did not identify any violations of law that GTS believes would have a material adverse effect on its financial condition. However, if GTS were found by government authorities to have violated any law, depending on the penalties assessed and the timing of any unfavorable resolution, future results of operations and cash flows could be materially adversely affected in a particular period.

         Although GTS believes that the special counsel review was properly conducted and was sufficient in scope, it cannot assure you that all potential deficiencies have been identified or that the control procedures and compliance programs initiated will be effective. GTS believes, however, that the actions taken since the review to strengthen GTS' management, financial controls and legal compliance will be adequate to address any possible deficiencies. In addition, the Audit Committee of the GTS Board recently reviewed the legal compliance procedures. The implementation of their recommendations and their continued oversight of the compliance process in the future will help to ensure that any problems in such procedures are addressed.

DEPENDENCE ON CERTAIN LOCAL PARTIES; ABSENCE OF CONTROL

         GTS developed many of its operations, including joint ventures, under GTS Business Services -- CIS, such as Sovintel, TeleRoss and GTS Cellular, in cooperation or partnership with key local parties, such as regional telephone companies. GTS is substantially dependent on its local partners to provide it with marketing expertise and knowledge of the local regulatory environment. This local knowledge helps facilitate the acquisition of necessary licenses and permits. GTS' failure to form or maintain alliances with local partners, or the preemption or disruption of such alliances by its competitors or otherwise, could adversely affect its ability to penetrate and compete successfully in the emerging markets in which it operates or plans to enter. In addition, in the uncertain legal environments in which GTS operates, certain of its businesses may be vulnerable to local government agencies or other parties who wish to renegotiate the terms and conditions of, or terminate, their agreements or other understandings with GTS.

         Under the terms of various joint venture agreements GTS has the right to nominate key employees, direct the operations and determine the strategies of such joint ventures' governance. However, its partners in some ventures have the ability to frustrate the exercise of such rights. Significant actions by most ventures, such as approving budgets and business plans, declaring and paying dividends, and entering into significant corporate transactions effectively require the approval of its local partners. Further, GTS would be unlikely as a practical matter to want to take significant actions without the approval of its joint venture partners. Accordingly, GTS' inability to unilaterally control the operations of its joint ventures could have a material adverse effect on its operations and on the market price of GTS Stock.

         In addition, GTS frequently competes with venture partners in the same markets. For example, Rostelecom, GTS' partner in Sovintel, is the dominant international and domestic long distance carrier in Russia. Similarly, many of GTS' regional telephone company partners in the TeleRoss Ventures offer cellular services in direct competition with certain of the operations of GTS Cellular. Such competition may lead to conflicts of interest for GTS or its partners in the operations of these ventures. GTS cannot assure you that any such conflicts will be resolved in its favor. See "-- Risks Relating to Reorganization of Russian Telecommunications Industry."

GOVERNMENT REGULATION

         As a multinational telecommunications company, GTS is subject to varying degrees of regulation in each of the jurisdictions in which its ventures provide services. Local laws and regulations, and the interpretation of such laws and regulations, differ significantly among the jurisdictions in which it operates. Future regulatory, judicial and legislative changes could have a material adverse effect. In addition, regulators or third parties may raise material issues with regard to its compliance or noncompliance with applicable regulations.

         Many of GTS' ventures require telecommunications licenses, most of which were granted for periods of 3 to 10 years. The terms and conditions of these licenses may limit or otherwise affect the ventures' scope of operations. GTS has had favorable experience obtaining, maintaining and renewing licenses in the past. However, it cannot assure you that it will be able to obtain, maintain or renew licenses to provide the services it currently provides and plans to provide or that such licenses will be issued or renewed on terms or with fees that are commercially viable. In addition, GTS cannot assure you that it can obtain licenses required by future ventures. The loss of or a substantial limitation upon the terms of these telecommunications licenses could have a material adverse effect.

         A substantial portion of HER's strategy is based upon the timely implementation of regulatory liberalization of the European Union telecommunications market. This liberalization occurred in accordance with existing European Community directives. Although European Union member states have a legal obligation to liberalize their markets in accordance with these directives by January 1, 1998, further measures may be required to make markets fully competitive. In addition, the European Commission granted Ireland, Portugal, Spain, Luxembourg and Greece extensions from the January 1, 1998 deadline. Ireland and Spain, subsequently, liberalized on December 1, 1998.

         In order to give effect to European Community directives in each member state, national governments must pass legislation implementing the directives. Some European Union member states have yet to implement existing European Community directives fully and similar delays may occur in the implementation of any future directives. This could limit, constrain or otherwise adversely affect HER's ability to provide certain services. Even if an European Union member state adopts liberalization measures in a timely way, there may be significant resistance to the implementation of such measures from established national or regional telecommunications operators, regulators, trade unions and other sources. Further, HER's provision of services in Europe may be materially adversely affected if any European Union member state imposes greater restrictions on international services between the European Union and other countries than on international services within the European Union These and other potential obstacles to liberalization could have a material adverse effect on HER's operations by preventing HER from establishing its network as currently intended. These obstacles could also have a material adverse effect.

         GTS cannot assure you that each European Union member state will proceed with the expected liberalization on schedule, or at all, or that the trend toward liberalization will not be stopped or reversed in any of the countries. Accordingly, HER faces the risk that it will establish the HER network and make capital expenditures in a given country in anticipation of regulatory liberalization which may not occur.

COMPETITION

         GTS faces significant competition in all of its existing telecommunications businesses and for acquisition and development opportunities in both emerging and Western European markets.

         GTS' competitors in these markets include the following:

         o   established national or regional telecommunications operators,

         o   multinational telecommunications carriers,

         o   other telecommunications developers,

         o   certain niche telecommunications providers and

         o   joint venture partners.

         In addition, as a result of the recent combination under Svyazinvest of the Russian government's majority interest in Rostelecom and 85 of the regional telephone companies, GTS may be subject to more coordinated competition from its partners in the Russian telecommunications market in the future. Although GTS believes it has a favorable and cooperative relationship with its joint venture partners, GTS cannot assure you that these partners will continue to cooperate with it in the future or that they will not increase competitive pressures. Any measures taken by the partners that reduce their level of cooperation with GTS could jeopardize its ability to participate in the management and operation of its joint ventures and could have a material adverse effect.

         The European and international telecommunications industries are competitive. Various telecommunications companies, including MCI WorldCom, Inc., Viatel, Inc., KPN N.V., Qwest Communications International, Inc., Deutsche Telekom AG and France Telecom S.A., Global Crossing Ltd. and British Telecommunications plc, have announced plans to construct, have begun to construct or are operating fiber optic networks across various European countries.

         HER "point-to-point" transborder service offering also competes with circuits currently provided by large established national carriers through international private leased circuits. The liberalization of the European telecommunications market is likely to attract additional entrants to both the "point-to-point" and other telecommunications markets. GTS cannot assure you that HER will compete effectively against its current or future competitors.

         Many of GTS' competitors have substantially greater technical, financial, marketing and other resources. GTS cannot assure you that it will be able to successfully overcome the competitive pressures to which it is subject in its present and future operating markets.

         Many of GTS' current and potential competitors are not subject to, or constrained by the prohibitions of, the Foreign Corrupt Practices Act, including the prohibition against making payments to government officials in order to obtain commercial benefits. GTS is subject to, and seeks to comply with, the limitations and prohibitions of such law, and accordingly may be subject to competitive disadvantages to the extent that its competitors are able to secure business, licenses or other preferential treatment through the making of such payments. Accordingly, GTS cannot assure you that it will be able to compete effectively against companies free from such limitations in the emerging markets where such commercial practices are commonplace. See "-- Adequacy of Management, Legal and Financial Controls in Emerging Markets."

CERTAIN STOCKHOLDERS MAY INFLUENCE MAJOR DECISIONS IN OUR BUSINESS

         At September 30, 1998, the Soros Associates beneficially owned approximately 13.4% of GTS Stock (and 10.6%, assuming the Offer is consummated) and Alan B. Slifka and certain of his affiliates beneficially owned 6.2% of GTS Stock (and 4.9%, assuming the Offer is consummated). In addition, two persons who are affiliated with the Soros Associates serve on the GTS Board. As a result, either of these two stockholder groups may significantly influence decisions which stockholders must approve, such as the election of directors and other decisions relating to the management of business.

RISKS OF CONDUCTING BUSINESS IN FOREIGN CURRENCIES

         GTS conducts all of its operations outside the United States. As a result, a substantial portion of its revenues (as well as the majority of its operating expenses) are in foreign currencies, which will subject it to significant foreign exchange risks. In particular, because GTS does business in certain countries that have "soft currencies", it may accumulate cash in currencies that are not readily convertible into hard currency, significantly limiting its ability to repatriate its profits from those countries. These factors may adversely affect GTS' operations, as well as limit its ability to reinvest earnings from ventures in one country to fund the capital needs of its ventures in other countries.

         GTS has earned most of its revenue to date in Russia. The value of the ruble against the US Dollar has steadily declined. As a result of the August 17 Decision and its aftermath, the value of the ruble against the US Dollar has fallen even more significantly, negatively affecting GTS' financial performance. During the quarter ended September 30, 1998, the Company recorded a $13.1 million pre-tax charge. The largest portion of the charge consisted of foreign currency exchange losses on its net monetary assets that are denominated in rubles. The remainder of the charge reflects its estimate on its ability to collect accounts receivable and the potential loss of cash deposits in Russian banks.

         The tariffs GTS sets for its customers in Russia are generally denominated in US Dollars whereas it invoices and collects its charges in rubles. GTS' major capital expenditures are generally denominated and payable in various foreign currencies. When these capital expenditures involve importing equipment and the like, current law permits it to convert its ruble revenues into foreign currency to make such payments. However, as a result of the August 17 Decision and its aftermath, it may become more difficult for GTS to convert rubles to US Dollars or other "hard" currencies.

         The ruble is generally non-convertible outside Russia, although, in late April 1998, the Chicago Mercantile Exchange announced that the ruble is a currency that will be available for futures and options trading. Within Russia, the market for converting rubles into other currencies is limited and is subject to rules that restrict the purposes for which conversion and payment are allowed. This market may become even more restricted as a result of policies the new Russian government may implement. The limited availability of other currencies may tend to inflate their values relative to the ruble. It is uncertain whether such a market in Russia will continue to exist.

         The banking system in Russia is in crisis as a result of the August 17 Decision and its aftermath. Considerable delays may occur in the transfer of funds within, and the remittance of funds out of, Russia. The 90-day moratorium that the August 17 Decision imposed on certain foreign exchange payments delayed transfers of funds. Although the 90-day moratorium has expired, it could be renewed or established in another form if the Russian government and Central Bank anticipate further liquidity crises. Any delay in converting rubles into foreign currency to make a payment or delay in the transfer of such foreign currency could have a material adverse effect.

         When the Russian government announced the August 17 Decision, it abandoned its policy since November 1997 of pegging the ruble/US Dollar exchange rate to fluctuate within a certain narrow range. Since the August 17 Decision, the Russian authorities have been unable to maintain a stable exchange rate. Thus, an additional significant and sudden decline in the value of the ruble might occur. A significant and sudden devaluation of the ruble could have a material adverse effect on GTS and its results of operations.

         GTS historically has not used hedging transactions to limit its exposure to risks from doing business in foreign currencies. In April 1998, HER entered into a currency swap contract to limit its exposure to currency risks from the $265 million of 11.5% senior notes that HER issued in August 1997.

EXCHANGE CONTROLS AND RISKS OF NOT BEING ABLE TO REPATRIATE PROCEEDS FROM RUSSIAN INVESTMENTS

         Russia has adopted currency and capital transfer regulations to prevent the flight of capital from its borders. These regulations require certain licenses for the movement of capital. The incurrence and repayment of debt and the payment of capital contributions in foreign currency to Russian entities are subject to these regulations. GTS is resolving licensing issues with respect to certain intercompany loans and capital contributions with the applicable government agencies. GTS does not believe that the issues raised by these agencies concerning its license will have a material adverse effect on its financial condition or results of operations. It is possible, however, that the Russian government authorities could take an unexpected adverse position on these issues that could materially affect its business.

         GTS cannot assure you that Russian foreign investment and currency legislation will continue to permit it to repatriate the proceeds from its investments. GTS also cannot be sure whether the Russian government authorities will impose more restrictions on the conversion of ruble earnings into foreign currency to pay dividends or repatriate profits. If further restrictions were imposed, they would have a material adverse effect on its interests in Russia.

DEPENDENCE ON KEY PERSONNEL

         GTS believes that its growth and future success will depend in large part upon a small number of key executive officers, as well as on its ability to attract and retain highly skilled personnel to work in the emerging markets in which it operates. The competition for qualified personnel in the telecommunications industry is intense, particularly in the emerging markets where it operates. GTS cannot assure you that it will be able to hire and retain qualified personnel. Despite changes of personnel in Russia and the CIS, GTS believes it has maintained a strong management team. However, GTS cannot assure you as to what effect such personnel changes will have on its operations in Russia and the CIS.

DEPENDENCE ON EFFECTIVE INFORMATION SYSTEMS

         GTS must record and process massive amounts of data quickly and accurately. While GTS believes its ventures' management information systems are currently adequate, these systems will have to grow as the businesses expand. GTS believes that the successful expansion of its information systems and administrative support will be important to its continued growth, as well as to its ability to monitor and control costs, to bill customers accurately and on time and to achieve operating efficiencies. GTS may, however, encounter delays or cost-overruns or suffer adverse consequences in implementing these systems. Any such delay or other malfunction of its management information systems could have a material adverse effect on GTS' business, financial condition and results of operations.

TAXES; NET OPERATING LOSS CARRYFORWARDS MAY NOT BE USABLE

         The tax rules and regimes which exist in certain emerging markets in which GTS operates or plans to operate are, in many cases, new and rapidly changing. If GTS repatriates profits from those countries, it may incur additional taxes. Also, other taxes, such as value added tax, excise taxes and import duties are changing at an unpredictable pace and could have an adverse effect on its operations.

         GTS relies on certain tax benefits in the countries in which it operates as well as in the United States. GTS' ability to use these tax benefits is subject to changes in the rules relating to tax holidays and in the provisions of tax treaties with the United States. Some of its ventures in the CIS and Hungary benefit from tax holidays granted by local governments. These tax holidays range from five to several years, and go into effect once GTS' operations achieve profitability under local tax regulations. In addition to those tax holidays, certain of GTS' foreign ventures have accumulated foreign tax loss carryforwards in excess of $60.0 million.

         As of December 31, 1997, GTS had net operating loss carryforwards for US federal tax purposes of approximately $110 million expiring in 2003 through 2012. Because of the "change in ownership" provisions of the Tax Reform Act of 1986, GTS' ability to use the tax benefits from its net operating loss carryforwards is subject to an annual limit as a result of the initial public offering and the follow on stock offering and convertible senior subordinated debenture due 2010 offering carried out in July 1998.

         GTS' financial statements do not reflect any provision for the tax benefits from the US and non-US loss carryforwards. GTS cannot assure you that local tax authorities will allow it to apply these loss carryforwards, in part or full, to reduce taxes on its future income.

CHANGES IN TECHNOLOGY

         The telecommunications industry has experienced rapid changes in technology. These technological advances may reduce the effectiveness of existing technology and equipment. The cost to implement emerging and future technologies could be significant. Also, GTS buys or uses telecommunications equipment from a number of vendors. GTS depends on these vendors to adapt this equipment to meet varying local telecommunications standards. GTS may be unable to maintain competitive services or obtain new technology on a timely basis or on satisfactory terms. If it fails to maintain competitive services, or obtain new technologies, that could have a material adverse effect on business, financial condition and results of operations.

         Developing and operating the HER network also poses certain technological risks. The network is designed to use SDH technology. While SDH is an advanced new transmission technology, HER may need to upgrade its technology from the SDH platform to be able to offer its services at a cheaper price than its competitors. GTS cannot assure you that the HER network will achieve the technical specifications for which it was designed. HER also may be unable to upgrade the network as technological improvements are introduced. These factors could materially and adversely affect the viability of the HER network, the prospects of GTS, its operations and the market price of GTS Stock.

DIFFICULTY IN OBTAINING RELIABLE MARKET INFORMATION

         GTS operates in markets in which it is difficult to obtain reliable market information. GTS has based its business planning on certain assumptions concerning total revenue, business and consumer breakdown revenue, revenue from various products and services, pricing, competition, operating expenses and capital expenditures and its own investigation of market size and conditions and its experience in other markets. GTS cannot assure you that either its assumptions or data provided by outside sources are accurate or that they are indicative of actual market conditions.

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS; POTENTIAL ADVERSE IMPACT ON MARKET PRICE FROM SALES OF GTS STOCK

         As of September 30, 1998, 60,495,446 shares of GTS Stock were outstanding excluding (v) 9,781,336 shares for which outstanding warrants and vested options are exercisable, (w) 5,970,050 shares into which the Convertible Bonds are convertible, (x) the 8,481,417 shares into which the Debentures are convertible, (y) 3,737,407 shares issued to holders of NetSource stock in connection with GTS' acquisition of NetSource and (z) shares issued in connection with the Offer.

         Of the 60,495,446 outstanding shares of GTS Stock, the 12,765,000 shares registered in the IPO and the 14,506,900 shares registered in the July 1998 Stock Offering will be freely tradable without restriction under the Securities Act. However such shares held by "affiliates" may generally be resold only in compliance with applicable provisions of Rule 144 under the Securities Act, as described below. Of the remainder, approximately 20,000,000 additional shares have been resold or may be resold under Rule 144 without restriction under the Securities Act. An additional approximately 12,762,000 shares have been resold or may be resold under Rule 144 subject to volume and manner limitations. In addition, the 8,481,417 shares into which the Debentures are convertible will be freely tradable without restriction under the Securities Act.

         In addition, GTS has filed and the SEC has declared effective three registration statements. One registration statement covers the resale of the Convertible Bonds and the shares of GTS Stock into which the Convertible Bonds are convertible. Two registration statements on Form S-8 cover the resale of shares of GTS Stock issued to employees, officers and directors under our employee benefit plans.

         Furthermore, GTS has agreed to file with the SEC a shelf registration statement (the "Shelf Registration Statement") covering all of the shares of GTS Stock (and securities convertible into or exercisable for shares of GTS Stock) owned by Alan B. Slifka and his affiliates and the Soros Associates that were not sold in the July 1998 Stock Offering (the "Affiliate Shares"). GTS agreed to file the Shelf Registration Statement in exchange for these shareholders agreeing to certain restrictions on their ability to resell such Affiliate Shares. These restrictions apply for specified periods after closing of the July 1998 Offerings. Under these restrictions, holders of Affiliate Shares cannot, subject to certain exceptions, sell any such shares during the first six months after the closing date of the July 1998 Offerings. They may, however, sell 50% of such shares six months after the closing date of the July 1998 Offerings; 75% of such shares nine months after the closing date of the July 1998 Offerings; and 100% of such shares twelve months after the closing date of the July 1998 Offerings.

         Certain limited partners of partnerships affiliated with Alan B. Slifka and currently in dissolution may, upon giving us advance notice, withdraw some or all of their shares of GTS Stock from registration under the Shelf Registration Statement. By withdrawing their shares, those persons would no longer be bound by the restrictions on sale. The number of shares of GTS Stock that such persons may withdraw is capped at 726,953 shares of GTS Stock minus the number of shares such persons sold in the July 1998 Stock Offering.

         GTS has also agreed to file a shelf registration statement covering all of the shares of GTS Stock that may be issued to holders of NetSource stock in connection with the acquisition of NetSource. Up to a total of 4,037,500 shares may be issued by GTS in connection with this acquisition.

         GTS cannot predict what effect, if any, that future sales of GTS Stock or the availability of GTS Stock for sale would have on the market price for GTS Stock. Sales of large numbers of shares of GTS Stock in the public market pursuant to Rule 144 or pursuant to an effective registration statement under the Securities Act, or the perception that sales could occur, may have an adverse effect on the market price for GTS Stock.

NO DIVIDEND PAYMENTS ARE EXPECTED

         GTS does not intend to pay any cash dividends in the foreseeable future. Also, its ability to pay dividends is prohibited under the terms of an existing debt agreement. If GTS raises any capital in the future, it may be restricted from paying dividends under the terms of such financings. In addition, the August 17 Decision and other actions that the Russian government may take in the future may restrict the ability of the ventures in Russia to declare and pay dividends.

ANTI-TAKEOVER PROVISIONS

         Certain anti-takeover provisions could delay or prevent a third party from gaining control of GTS in a transaction that the GTS Board had not negotiated and approved, even if such change in control would be beneficial to stockholders. These anti-takeover provisions include:

    o Section 203 of the Delaware General Corporations Law, which prohibits a "business combination" between a corporation and an "interested stockholder" within three years of the stockholder becoming an "interested stockholder" except in certain limited circumstances.

    o   Certain provisions of GTS' charter and by-laws, including:

        o a classified GTS Board serving staggered three-year terms;

        o restrictions on who may call a special meeting of stockholders;

        o a prohibition on stockholder action by written consent;

        o restrictions on the removal of directors;

        o supermajority voting requirements with respect to certain amendments to the Charter; and

        o the authority to issue shares of preferred stock and to determine the rights without stockholder approval.

    o   A shareholders' rights plan.

US JUDGMENTS MAY NOT BE ENFORCEABLE ABROAD

         Substantially all of GTS' assets (including all of the assets of our operating ventures) are located outside the United States. As a result, it will be necessary for you to comply with foreign laws in order to enforce judgments obtained in a US court (including those with respect to federal securities law claims) against the assets of GTS' operating ventures. GTS cannot assure you that any US judgments would be enforced under any such foreign laws.

STOCK PRICE MAY BE VOLATILE

    The market price for GTS Stock could fluctuate due to various factors. These factors include:

    o political and economic development in emerging markets (including Russia and the CIS);

    o announcements by GTS or its competitors of new contracts, technological innovations or new products;

    o   other announcements concerning GTS or its competitors;

    o   changes in government regulations;

    o   fluctuations in GTS' quarterly and annual operating results; and

    o   general market conditions.

         In addition, the stock markets have, in recent years, experienced significant price fluctuations. These fluctuations often have been unrelated to the operating performance of the specific companies whose stock is traded. Market fluctuations, as well as economic conditions, have adversely affected, and may continue to adversely affect, the market price of GTS Stock.

RISKS SPECIFIC TO ESPRIT TELECOM

         Set out below is a description of certain risk factors that may affect Esprit Telecom's business and results of operations from time to time as an independent company. Should the proposed Offer by GTS be completed, these risk factors could change in certain significant respects. In addition, the announcement of the offer by GTS could impact the business of Esprit Telecom in a variety of respects the effects of which are not yet known to Esprit Telecom, but which could ultimately have adverse effects on Esprit Telecom. In particular, should the proposed offer not be completed, the business of Esprit Telecom may be materially adversely affected.

LIMITED OPERATING HISTORY; HISTORICAL AND ANTICIPATED FUTURE OPERATING LOSSES; NEGATIVE EBITDA; NET LOSSES

         Esprit Telecom commenced operations in June 1992 with limited business in Spain and has since further expanded its operations to cover the United Kingdom, Germany, The Netherlands, France, Belgium, Ireland and Italy. As a result of its recent development, Esprit Telecom has generated limited revenue in markets other than the United Kingdom, Germany and The Netherlands. Esprit Telecom, its customer base and the Esprit Network have grown significantly in the last three years as investments from its principal shareholders and proceeds from financings have allowed Esprit Telecom to expand into key European markets. In addition, Esprit Telecom intends to enter new European markets and offer new telecommunications services. Accordingly, Esprit Telecom can offer no assurance that Esprit Telecom's future operations will generate operating or net income, and Esprit Telecom's prospects must therefore be considered in light of the risks, costs and time constraints inherent in establishing operations and introducing new telecommunications services in newly liberalizing markets.

         Esprit Telecom has incurred and expects to continue to incur operating losses, negative cash flow from operating activities and negative EBITDA while it develops and expands the Esprit Network, integrates the Plusnet Business into its current operations, opens new sales offices and introduces new telecommunications services. Esprit Telecom could continue to generate net losses even after Esprit Telecom begins to generate positive EBITDA. Although Esprit Telecom has experienced net revenue growth in each of the last four years, such growth should not be considered to be indicative of future net revenue growth, if any. For the years ended September 30, 1997 and September 30, 1998, Esprit Telecom sustained, on a UK GAAP basis, net losses of approximately
L.10.9 million and L.42.3 million, respectively, and negative EBITDA of L.8.7 million and 18.3 million, respectively. Furthermore, Esprit Telecom expects that operations in new markets will sustain negative cash flows until an adequate customer base and the related revenue stream have been established. In addition, prices in the long distance industry in Europe have declined in recent years and, as competition continues to increase, Esprit Telecom expects that prices will continue to decline. Although Esprit Telecom believes that such decreases in price will be at least partially offset by increased traffic volume and decreases in the cost of providing telecommunication services, Esprit Telecom can offer no assurance that it will achieve or, if achieved, will sustain profitability or positive cash flow from operating activities in the future. If Esprit Telecom cannot achieve and sustain operating profitability or positive cash flow, Esprit Telecom may not be able to meet its debt service obligations or working capital requirements without additional financing.

         Esprit Telecom expects that due to continuing price cuts in certain retail markets, its gross margins will be affected until such time as such price cuts are offset by anticipated network cost savings arising from increased capacity on the Esprit Network on certain key routes and Esprit Telecom derives the benefits from expected reductions in interconnection charges. Price cuts from PTOs have been and may continue to be significant in nature and network cost reductions may take time to be brought into effect. For example, in Germany, Deutsche Telekom has recently gained regulatory approval to implement significant reductions in its national tariffs from January 1999, which Esprit Telecom expects may have an adverse impact upon its national long distance revenues and gross margins. In addition, Esprit Telecom intends to substantially increase the capacity and reach of the Esprit Network and expects that the resulting additional leased line costs operating and maintenance will depress gross margins until additional traffic volume increases network utilization.

         As a result of its limited revenue and significant expenses associated with the expansion and development of the Esprit Network, the opening of new sales offices and the introduction of new telecommunications services, and the variations in international and national long distance traffic in certain periods of the year, Telecom anticipates that its operating results could vary significantly from quarter to quarter.

SUBSTANTIAL INDEBTEDNESS; LIQUIDITY

         Esprit Telecom has substantial indebtedness. At September 30, 1998, under UK GAAP, Esprit Telecom's total indebtedness was approximately
L.326.5 million, its shareholders' funds were a deficit of approximately L.7.2 million and its total assets were approximately L.394.5 million, of which approximately 99.0 million would have been intangible assets. For the years ended September 30, 1997 and September 30, 1998, under UK GAAP, Esprit Telecom's consolidated EBITDA was negative L.8.7 million and negative 18.3 million, respectively, and its earnings would have been insufficient to cover fixed charges by L.10.9 million and L.42.4 million, respectively. In addition, Esprit Telecom and its subsidiaries may incur additional indebtedness in the future, subject to limitations imposed by their debt instruments, including, without limitation, the indentures governing the Esprit Telecom Bonds. The Esprit Telecom Bond Indentures do not limit the amount of indebtedness that may be incurred to finance the cost of the expansion of the Esprit Network.

         Esprit Telecom's net interest expense for the year ended September 30, 1998 was L.12.2 million. Esprit Telecom will need to improve substantially its cash flow from operating activities in order for Esprit Telecom to meet its debt service obligations, including its obligations under the Esprit Telecom Bonds. Esprit Telecom's ability to improve its operating performance and financial results will depend not only on its ability to successfully implement its business plan, but also upon economic, financial, competitive, regulatory and other factors beyond its control, including fluctuations in exchange rates and general economic conditions in Europe. Esprit Telecom can offer no assurance that Esprit Telecom will generate sufficient positive cash flow from operating activities in the future to service its debt and to allow Esprit Telecom to make necessary capital expenditures. If Esprit Telecom is unable to generate sufficient positive cash flow in the future, it may be required to refinance all or a portion of its debt, including Esprit Telecom Bonds, to sell assets or to obtain additional financing. Esprit Telecom can offer no assurance that any such refinancing would be possible or that any such sales of assets or additional financing could be achieved.

         The high level of Esprit Telecom's indebtedness and the terms of such indebtedness could have several important consequences in the future on Esprit Telecom's operations, including the following:

         o Esprit Telecom will have significant cash requirements to service debt, thereby reducing funds available for operations and future business opportunities and increasing the vulnerability of Esprit Telecom to adverse general economic and industry conditions;

         o Esprit Telecom may be restricted in the future from obtaining any necessary financing for working capital, capital expenditures, debt service requirements, acquisitions or other purposes;

         o Esprit Telecom's flexibility in planning for, or reacting to, changes in its business may be impeded;

         o Esprit Telecom is more highly leveraged than some of its competitors, which may place it at a competitive disadvantage; and

         o Esprit Telecom will be required to comply with certain financial covenants and other restrictions contained in its debt instruments, including the Esprit Telecom Bond Indentures.

         If Esprit Telecom failed to meet its debt service obligations or to comply with any of the covenants contained in any of its debt instruments Esprit Telecom could trigger a default under those agreements, permitting the acceleration of the maturity of the indebtedness under such agreements. Any default or acceleration under such agreement could also result in other debt of Esprit Telecom and its subsidiaries becoming immediately payable. Under any of these circumstances, Esprit Telecom can offer no assurance that Esprit Telecom and its subsidiaries would have sufficient funds or other resources to satisfy all of such obligations on a timely basis or otherwise.

NEED FOR ADDITIONAL FINANCING

         The development and expansion of the Esprit Network, the opening of new sales offices and the introduction of new telecommunications services, future acquisitions, as well as the funding of operating losses and net cash outflows, will require substantial capital. During the years ended September 30, 1998, 1997 and 1996, Esprit Telecom made fixed asset investments of approximately
L.41.2 million, L.10.1 million and L.6.0 million, respectively. Esprit Telecom has historically been funded by equity contributions from the Principal Securityholders, financing from banks, vendors and other third parties and net proceeds from financings. None of the Principal Securityholders has any obligation to make additional investments in Esprit Telecom. Esprit Telecom does not currently maintain lines of credit or similar facilities with commercial banks, but has obtained credit through vendor financing and credit secured by Esprit Telecom's receivables. Other future sources of capital for Esprit Telecom could include additional public and private debt and equity financings. Esprit Telecom can offer no assurance that such sources of financing would be available to Esprit Telecom in the future or, if available, that they could be obtained on terms acceptable to Esprit Telecom.

         Esprit Telecom's future requirements will depend upon many factors. Some of these factors include the performance of Esprit Telecom's business, the rate and manner in which it expands the Esprit Network and opens new sales offices, makes future acquisitions and increases staffing levels and customer growth, as well as other factors that are not within Esprit Telecom's control, including competitive conditions, regulatory or other government actions and capital costs. In the event that Esprit Telecom's plans or assumptions change or prove to be inaccurate or the funds from financings, internally generated funds, working capital and financings by vendors prove to be insufficient to fund Esprit Telecom's growth and operations in the manner and at the rate currently anticipated, then some or all of Esprit Telecom's development and expansion plans could be delayed or abandoned, or Esprit Telecom may be required to seek additional funds earlier than currently anticipated, including from additional debt and/or equity financings.

NETWORK DEVELOPMENT AND EXPANSION RISKS

         Esprit Telecom's continued expansion and development of the Esprit Network will depend on, among other things, Esprit Telecom's ability to enter new markets, access transmission backbone network routes, install service and sales facilities, acquire rights-of-way and building access, obtain required governmental licenses, authorizations and permits and interconnect with the networks of the incumbent PTOs or other infrastructure providers, all in a timely manner, at reasonable costs and on terms and conditions acceptable to Esprit Telecom. The successful implementation of Esprit Telecom's expansion strategy will be subject to a variety of risks, including operating and technical problems, regulatory uncertainties, possible delays in the full implementation of the EU Directives regarding telecommunications liberalization, competition and the availability of capital.

         Esprit Telecom's ability to achieve its strategic objective is in large part dependent on the successful, timely and cost-effective expansion of the Esprit Network. The Esprit Network currently consists of leased fiber optic lines, dark fiber, with associated SDH and WDM equipment, digital microwave transmission facilities and MIUs and IRUs on undersea cables. The expansion and development of the Esprit Network will focus on capacity that is owned or controlled by Esprit Telecom. Such expansion and development may be delayed or adversely affected by a variety of factors, uncertainties and contingencies many of which, such as technical difficulties in an environment of multiple local technical standards, are beyond Esprit Telecom's control. In addition, Esprit Telecom may need to engage in time consuming negotiations for low cost access to networks which may place Esprit Telecom at a disadvantage with respect to competitors who have already entered into such agreements. Esprit Telecom can offer no assurance that the Esprit Network will grow and develop as planned or, if developed, that such growth or development will be completed on schedule, at a commercially reasonable cost or within Esprit Telecom's specifications. Although Esprit Telecom believes that its cost estimates and the build-out schedule are reasonable, Esprit Telecom can offer no assurance that the actual construction or acquisition costs or time required to complete the network build-out will not substantially exceed current estimates. Any significant delay or increase in the costs associated with the expansion and development of the Esprit Network could have a material adverse impact on Esprit Telecom, including its ability to make payments on Esprit Telecom Bonds, and on Esprit Telecom's business, results of operations and financial condition generally.

RISKS ASSOCIATED WITH THE OPERATION OF THE ESPRIT NETWORK

         Esprit Telecom's success is dependent on the seamless technical operation of the Esprit Network and on the management of traffic volumes and route preferences over the same. Furthermore, as Esprit Telecom is continuously expanding the Esprit Network to increase both its capacity and reach, and as traffic volume continues to increase in accordance with anticipated growth, Esprit Telecom will face increasing demands and challenges in running and managing the network functions, including its circuit capacity and traffic management systems. The Esprit Network is subject to several risks which are outside of Esprit Telecom's control, such as the risk of damage to software and hardware resulting from fire, power loss, natural disasters and general transmission failures caused by a number of additional factors. Any failure of the Esprit Network or other systems or hardware that causes significant interruptions to Esprit Telecom's operations could have a material impact on Esprit Telecom's business, financial condition or results of operations. Esprit Telecom's operations are also dependent on its ability to successfully integrate new and emerging technologies and equipment, in particular the technology and equipment of the Plusnet Business, and the SDH and WDM equipment associated with Esprit Telecom's broadband fiber network, into the Esprit Network, which could increase the risk of system failure and result in further strains upon the Esprit Network. Esprit Telecom attempts to minimize customer inconvenience in the event of a system disruption by routing traffic to other circuits and switches which may be controlled by other carriers. However, prolonged or significant system failures, or difficulties for customers in accessing, and maintaining connection with, the Esprit Network could threaten Esprit Telecom's relationship with its clients, and would seriously damage the reputation of Esprit Telecom and result in customer attrition and financial losses. Additionally, any damage to Esprit Telecom's Network Management Center and major switching centers could have a material negative impact on Esprit Telecom's ability to monitor and manage the network operations and generate accurate call detail reports from which billing information is derived.

         The expansion and development of the Esprit Network will entail significant expenditure and resources for projecting growth in traffic volume and routing preferences, and determining the most cost-effective means of growing the Esprit Network (i.e., through variable or fixed lease arrangements, the purchase of transmission rights on fiber optic lines or digital microwave equipment, or the construction of transmission infrastructure). If Esprit Telecom fails to project traffic volume and route preferences correctly or to determine the optimal means of expanding the Esprit Network resulting in less than optimal utilization of the Esprit Network, Esprit Telecom's business, results of operations and financial condition could be materially adversely affected.

DEPENDENCE ON FACILITIES PROVIDERS AND INTERCONNECT ARRANGEMENTS

         At the present time, Esprit Telecom has completed a relatively small part of its planned telecommunications transmission infrastructure and leases the remainder under a variety of arrangements with facilities-based long distance carriers. As a result, Esprit Telecom depends upon facilities-based carriers such as the PTOs and other alternative telecommunications networks in each of the countries in which Esprit Telecom operates. Some of these carriers are or may become competitors of Esprit Telecom. In addition, Esprit Telecom's ability to connect its retail customers to the Esprit Network is dependent on Esprit Telecom securing interconnection agreements with the local PTOs in the markets where Esprit Telecom operates. Esprit Telecom has entered into interconnection agreements in the United Kingdom, Germany, The Netherlands, France and Belgium, and expects to secure additional agreements covering some of its remaining markets as the EU telecommunications market continues to benefit from the liberalization which took legal effect in January 1998. Esprit Telecom can offer no assurance that it will be successful in securing such arrangements at attractive rates. Esprit Telecom historically has not experienced material difficulties with the quality of the services provided by facilities-based carriers and, except for initial difficulties in Spain, has generally not experienced material difficulties in accessing such carriers' transmission infrastructure. Based on its experience in a number of other countries, Esprit Telecom believes that facilities-based carriers often try to limit access to their facilities by new competitors. Esprit Telecom's profitability depends in part on its ability to obtain and utilize leased capacity arrangements on a cost-effective basis and secure interconnection arrangements on a timely basis and at favorable rates.



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

         Esprit Telecom currently leases a substantial portion of its network transmission capacity pursuant to agreements which generally have twelve-month or longer fixed terms. These lease arrangements present Esprit Telecom with high fixed costs, while the revenues generated by the utilization of such leases will vary with traffic volumes and prices. Accordingly, if Esprit Telecom does not generate the requisite traffic volume over the particular route or is unable to charge an appropriate price for such traffic, Esprit Telecom could fail to generate revenue sufficient to meet the lease costs, and may incur operating losses on the particular route or routes. In addition, most of Esprit Telecom's off-network transmission is obtained under a variety of volume-based arrangements with facilities-based carriers including PTOs. Under these arrangements, Esprit Telecom is subject to the risk of unanticipated price fluctuations and service restrictions or cancellations.

         Esprit Telecom believes that its arrangements and relationships with carriers generally are satisfactory. However, the deterioration or termination of Esprit Telecom's arrangements and relationships, or Esprit Telecom's inability to enter into new arrangements and relationships with one or more carriers could have a material adverse effect upon Esprit Telecom's cost structure, service quality, network coverage, results of operations and financial condition.

DEPENDENCE ON EFFECTIVE BILLING AND MANAGEMENT INFORMATION SYSTEMS

         Esprit Telecom must record and process millions of call detail records quickly and accurately in order to efficiently produce customer bills in a timely and flexible manner. While the Esprit Telecom's existing billing system is sufficient for its current operations, Esprit Telecom has selected a new billing system which Esprit Telecom believes will provide the capability and flexibility to support Esprit Telecom's anticipated growth. The introduction of this system will be accompanied by additional systems designed to support the critical service activation, customer care and service assurance processes, and is expected to enable Esprit Telecom to bring most of its billing processes in house. Esprit Telecom is also planning to introduce new management information systems which it believes will allow Esprit Telecom to continuously monitor its operations, thus enabling Esprit Telecom to achieve additional network and operating efficiencies and to improve management control. Esprit Telecom expects that a number of new systems will be implemented by mid-1999, and that such systems will require continuous enhancements and ongoing investments, especially as traffic volume increases and as Esprit Telecom continues to improve its systems to minimize problems common to the telecommunications industry, such as call record losses, and to ensure the timely production of bills. While the Plusnet Business and IMS continue to use their own billing systems, Esprit Telecom expects that these systems will be integrated into Esprit Telecom's new billing process by mid-1999. Esprit Telecom can offer no assurance that Esprit Telecom will not encounter difficulties in implementing and enhancing the new billing and management information systems and in integrating new technology into such systems. If Esprit Telecom were to be unable to implement the new systems or any required system enhancement, to acquire new systems or to integrate new technology in a timely and cost-effective manner, its business, results of operations and financial condition could be materially adversely affected.

YEAR 2000 TECHNOLOGY RISKS

         A significant percentage of the software running on most of the computers worldwide relies on two-digit date codes to perform a number of computation and decision making functions. The date change from 1999 to 2000 may impair the ability of these programs to interpret date codes properly, which could result in system failures, miscalculations or errors, causing disruptions of operations or other business problems, including the inability to process transactions, send invoices or engage in similar normal business activities.

Esprit Telecom is undertaking a comprehensive program to address the Year 2000 issue with respect to:

    o   its transmission, switching, billing and management information systems;

    o its non-information technology systems (including buildings, plant, equipment and other infrastructure that may contain embedded technology); and

    o   systems of its primary traffic carriers and vendors.

Esprit Telecom is also trying to raise awareness of Year 2000 issues in its customers' systems.

This program involves four phased steps:

    o identifying and assessing potential Year 2000 problems which may impact Esprit Telecom;

    o   developing remedial strategies and actions to address those problems;

    o   implementing those remedial strategies and actions; and

    o   testing the foregoing solutions.

         The program also involves analyzing Esprit Telecom's most reasonably likely worst-case Year 2000 scenario. Esprit Telecom expects that this would involve either or both of the following:

    o a loss of interconnect capacity from one or more major suppliers of transmission capacity; and/or

    o Esprit Telecom's inability to record, track or invoice billable minutes which could ultimately cause it to temporarily stop carrying traffic.

Either scenario would adversely affect Esprit Telecom's revenue and, if not quickly remedied, would have a material adverse effect on its business, results of operations and financial condition.

Assessment

         Esprit Telecom is currently in the process of auditing and testing its systems to determine if they will suffer problems associated with the transition to the Year 2000. Since a complete analysis of Esprit Telecom's systems would require an interruption of service, Esprit Telecom is selectively testing various elements of such systems. Esprit Telecom has an active in-house assessment program, with a staff of six persons assigned to Year 2000 compliance issues. Despite devoting these resources to addressing the Year 2000 compliance, Esprit Telecom has not delayed the implementation of any projects related to management information systems. Esprit Telecom's Year 2000 compliance team is in the process of reviewing each of Esprit Telecom's switching sites and other network points to identify equipment, hardware and software that is unlikely to function through the Year 2000 transition. Esprit Telecom is also in the process of having its Year 2000 program audited by an outside consulting firm.

         In addition, Esprit Telecom actively cooperates with other carriers in a global Year 2000 program through ITU-T Year 2000 Taskforce, and the UK Year 2000 Operators forum. As part of the latter forum Esprit Telecom is participating in a voluntary and independent health check review of its Year 2000 program (conducted by another operator).

Remedial Strategies and Actions

         Following its assessment, Esprit Telecom expects to replace, rather than upgrade, the majority of the problem equipment within its own network systems, which includes information technology and non-information technology systems. Esprit Telecom already requires that any systems being replaced or upgraded be warranted as Year 2000 compliant by the vendors or suppliers of these systems. Esprit Telecom is currently in the process of replacing its billing and management information systems, which Esprit Telecom expects will be implemented by mid-1999. Esprit Telecom also intends to provide back up power and other equipment at switch sites, as well as alternative routing around switch sites which experience problems despite these remedial actions.

         To address its worst case scenarios, Esprit Telecom has also determined to obtain supplemental interconnect and transmission capacity in the event that one or more of its primary carriers experience system failures. Esprit Telecom has undertaken joint Year 2000 compliance reviews through industry forums and with several of its major carriers. Ultimately, however, Esprit Telecom has no control of the Year 2000 readiness of any of its suppliers or customers, and will be exposed to risks associated with their failure to assess and address Year 2000 problems. Esprit Telecom cannot control many Year 2000 issues that could affect it, and like most telecommunications service providers. Esprit Telecom believes it is inappropriate to provide specific guarantees that service will not be affected by the transition to the new millennium.

Implementation

         Esprit Telecom is in the process of securing supplemental interconnect and transmission capacity from several carriers in addition to its current primary carriers. Esprit Telecom has spent approximately $4.0 million for Year 2000 compliance on its own systems through September 30, 1998, and expects to spend approximately an additional $4.0 million through the end of calendar year 1999. Out of this total of $8.0 million in expenditures, Esprit Telecom expects to spend a total of $1.0 million on repairing existing systems and the remainder on testing and replacement.

Testing

         Esprit Telecom expects to test numerous elements of its systems for Year 2000 compliance, as well as its ability to interconnect with and utilize back-up carriers, throughout 1999. In particular, Esprit Telecom expects to test its new billing and management information systems when the same become operational in mid-1999. As noted above, however, Esprit Telecom will be unable to test its network systems in their entirety since to do so would involve shutting down its network for a period of time.

RISKS ASSOCIATED WITH A RAPIDLY CHANGING INDUSTRY; TECHNOLOGY; DEPENDENCE ON EQUIPMENT AND TECHNOLOGY SUPPLIERS

         The European telecommunications industry is changing rapidly due to, among other factors, liberalization, privatization of PTOs, technological improvements, expansion of telecommunications infrastructure and the globalization of the world's economies and free trade. Such changes may happen at any time and can significantly affect Esprit Telecom's operations from period to period. Esprit Telecom can offer no assurance that one or more of these factors will not have unforeseen effects, which could have a material adverse effect on Esprit Telecom. Even if these factors turn out as anticipated, Esprit Telecom can offer no assurance that it will be able to implement its strategy or that its strategy will be accepted in this rapidly evolving market.

         Much of Esprit Telecom's planned growth is predicated upon the liberalization of telecommunications markets, and further, upon the implementation and enforcement of existing EU Directives. Esprit Telecom can offer no assurance that such liberalization will occur as anticipated, or that the effects of such liberalization will not be different than expected.

         The telecommunications industry is in a period of rapid technological evolution, marked by the introduction of new products and services, and increased availability of transmission capacity, as well as the increasing utilization of the Internet for voice and data transmission. Esprit Telecom's success will depend substantially on its ability to predict which of the many possible current and future networks, products and services will be important to establish and maintain and which expenditures will be required to develop and provide such networks, products and services. In particular, as Esprit Telecom undertakes to further expand and develop the Esprit Network, it will become increasingly exposed to the risks associated with the relative effectiveness of its technology and equipment. The cost of implementation of emerging and future technologies could be significant, and Esprit Telecom can offer no assurance that it will maintain competitive services or that it will obtain appropriate new technology on a timely basis, or on satisfactory terms. If Esprit Telecom failed to maintain competitive services or obtain new technologies Esprit Telecom's business, financial condition and results of operations could be



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

materially adversely affected. The current operational network has performed at or above design specifications. However, as traffic continues to grow and the Esprit Network is further expanded, Esprit Telecom can offer no assurance that the Esprit Network will continue to achieve its technical specifications. If Esprit Telecom failed to achieve such technical specifications the viability of the Esprit Network and Esprit Telecom's business, financial condition and results of operations could be materially adversely affected.

         Esprit Telecom purchases its international and local equipment from telecommunications equipment manufacturers that may provide vendor financing for, and maintenance of, this equipment. Esprit Telecom's main suppliers are Nortel, Ericsson and Siemens. Esprit Telecom could obtain equipment of comparable quality from several alternative suppliers. However, if Esprit Telecom failed to acquire switches that are compatible from an alternative source, or acquire additional equipment (regardless of the vendor) on a timely and cost-efficient basis, Esprit Telecom could face delays, operational problems and increased expenses.

         The Esprit Network is significantly dependent on the technology and products which Esprit Telecom acquires from its main suppliers. In addition, Esprit Telecom occasionally enters into turn-key contracts with specific suppliers as a means of reducing its costs and development risks. If any of Esprit Telecom's technologies and products became obsolete or incompatible with industry standards, or if any of Esprit Telecom's turn-key contracts failed to provide the expected benefits, Esprit Telecom's business, results of operations and financial condition could be materially adversely affected.

CERTAIN RISKS OF THE WHOLESALE AND RESELLER BUSINESS

         Wholesale customers connect with Esprit Telecom to carry their traffic to destinations where Esprit Telecom's rates are competitive. Esprit Telecom's contracts with these Wholesale customers generally do not include minimum or maximum usage levels, and such customers generally maintain relationships with a number of telecommunications providers. As a result, wholesale customers typically change their routing to take advantage of the lowest cost alternative, resulting in potentially greater fluctuations in revenue generated by these customers than for other categories of customers. Esprit Telecom's contracts with its wholesale customers require Esprit Telecom to carry their traffic at a contractually fixed price per minute for a designated time period. Esprit Telecom contracts at prices which it believes are competitive and which provide it with a projected acceptable margin over the anticipated cost of carrying such traffic. However, Esprit Telecom, due to capacity and quality constraints on its least-cost routes, has on occasion been forced to carry traffic over a higher-cost route. In response to such constraints, Esprit Telecom decided to reduce the volume of wholesale traffic on the Esprit Network until the third quarter of the 1998 financial year when sufficient spare capacity became available for the provision of such services to be profitable. Esprit Telecom expects that in the medium term, revenue from wholesale services will increase as network capacity is increased in connection with the expansion of the Esprit Network. Certain resellers who are connected to multiple providers may also change routing to take advantage of lower costs, which results in greater fluctuations in Esprit Telecom's revenue derived from such resellers. Esprit Telecom's credit exposure to such resellers may also be greater since, unlike wholesale customers, resellers do not typically furnish any services to Esprit Telecom.

RISK OF FRAUD AND BAD DEBT

         Esprit Telecom has experienced problems relating to the fraudulent use of its access codes and the failure of certain of its customers to make full payment for services rendered. However, Esprit Telecom does not believe that its experiences with such problems are substantially different from what is generally experienced in the telecommunications industry. Esprit Telecom may have to make provisions for non-payment if it believes that it will not be able to collect. Esprit Telecom expects that the credit risk characteristic of its customer base may increase as the share of Esprit Telecom's revenue deriving from SMEs increases. In addition, the revenue derived from its service provider/reseller business has increased during the 1998 financial year. In general, service provider/reseller customers, owing to the significant size of their bills relative to their asset base, may present a different or greater risk of non-payment than retail or wholesale customers. Any significant increase in the levels of fraud and bad debt could have a material adverse impact on Esprit Telecom's financial condition and results of operations.



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

ABILITY TO MANAGE GROWTH AND EXPANSION

         Esprit Telecom's future performance will depend, in part, upon its ability to manage its growth effectively. Esprit Telecom's rapid growth has placed, and in the future will continue to place, a significant strain on its administrative, operational and financial resources. Esprit Telecom's ability to continue to manage its growth successfully will require Esprit Telecom to further enhance its operational, management, financial and information systems and controls and to expand, train and manage its employee base. As Esprit Telecom evolves to a more mature phase of growth, increases its service offerings and expands its targeted markets, there will be increasing demands on Esprit Telecom's management, customer support, sales and marketing and administrative resources and network infrastructure. In addition, Esprit Telecom continues to examine opportunities to expand into other related telecommunications services, such as Internet access and switched data services. If Esprit Telecom expanded into such telecommunications services, it would face certain additional risks in connection with such expansion, including operational, financial, technological compatibility, legal and regulatory risks and possible adverse reaction by some of its current customers.

INCREASING DEMAND FOR QUALIFIED PERSONNEL; NEW SENIOR MANAGEMENT AND DEPENDENCE ON KEY PERSONNEL

         Esprit Telecom competes with other telecommunications service providers for qualified managerial, sales, marketing, administrative, operating and technical personnel. Esprit Telecom's success will depend substantially upon its ability to hire and retain such personnel. Competition for qualified employees and personnel in the telecommunications industry in Europe is intense, and there are generally a limited number of persons with the requisite knowledge and experience in the particular sectors where Esprit Telecom operates. Esprit Telecom can offer no assurance that it will be able to attract, recruit and retain sufficient qualified personnel as Esprit Telecom grows and expands its current operations and enters into new markets. In the past 20 months, Esprit Telecom has hired a number of new senior managers, including a new Chief Executive Officer, a new Chief Operations Officer and a new Managing Director -- Sales and Marketing, to fill certain existing and newly created positions. Esprit Telecom's senior management team therefore includes a number of key people who have been with Esprit Telecom for a relatively short period of time. Esprit Telecom has also retained the managers of the businesses it has recently acquired to assist it in integrating such businesses and in further developing certain lines of business within Esprit Telecom. Although Esprit Telecom does not foresee any difficulties in integrating such new managers into its senior management team, any problems in integrating such managers could have a material adverse impact on Esprit Telecom's business, its prospects and certain plans for expansion and its results of operations. If Esprit Telecom failed to identify, attract and retain the requisite personnel, Esprit Telecom's business, results of operations and financial condition could be materially adversely affected. Further, Esprit Telecom's business is currently managed by a small number of key management and operating personnel, some of whom are only bound by six-month or other short-term service agreements. If Esprit Telecom lost certain of these people, Esprit Telecom's business, results of operations and financial condition could be materially adversely affected.

ACQUISITION STRATEGY

         The expansion of Esprit Telecom's business may involve investments, acquisitions and strategic alliances which, if made, could divert the resources and management time of Esprit Telecom and could require integration with Esprit Telecom's operations. Esprit Telecom can offer no assurance that any desired investment, acquisition or strategic alliance could be made in a timely manner on terms and conditions acceptable to Esprit Telecom or that they could be successfully integrated into Esprit Telecom's operations. Esprit Telecom can offer no assurance that it will be successful in identifying attractive acquisition candidates, completing and financing additional acquisitions on favorable terms, or integrating the acquired businesses or assets, if any, into its existing operations. Esprit Telecom's ability to make acquisitions may depend on the availability of additional financing on acceptable terms and will be subject to compliance with the covenants contained in its debt instruments. In July 1998 Esprit Telecom completed the acquisition of the Plusnet Business, and paid a consideration of approximately L.103.8 million (or approximately
DM 307 million), (based on the exchange rates ruling as at the date of the acquisition), net of costs. Pursuant to the sale and purchase agreement between Esprit Telecom and Thyssen, this consideration has since been



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

recalculated at approximately L.90.0 million (or approximately DM 267 million based upon the exchange rates ruling as at the date of the acquisition), based upon a final determination of the revenues of the Plusnet Business for the year ended September 30, 1998. As part of the integration of the business, systems and culture of the Plusnet Business, among other things, Esprit Telecom will be required to continue to develop its financial and management controls and information systems and retrain existing personnel, all of which could place a strain on the management resources of Esprit Telecom and require additional expenditures. In addition, Esprit Telecom acquired three other telecommunications businesses in 1997 for a minimum aggregate consideration payable of approximately L.9.4 million over the next two years. This amount could increase to L.13.9 million if these businesses achieve certain financial and performance targets. Esprit Telecom has brought the senior managers of each of the acquired businesses into its management team and is relying on such individuals to assist Esprit Telecom in integrating such acquired businesses. However, Esprit Telecom can offer no guarantee that Esprit Telecom will be able to attract and retain managers from any additional acquired businesses or be successful in integrating any such new managers and businesses. Although management expects to realize operating synergies as a result of these acquisitions, Esprit Telecom can offer no assurance that Esprit Telecom will achieve the benefits that management expects to realize or that such benefits will be realized within the time frames currently contemplated. In addition, Esprit Telecom expects that the realization of certain acquisition-related benefits may be dependent upon Esprit Telecom taking certain actions which will result in one-time charges or expenses.

REGULATION

         Esprit Telecom is subject to varying degrees of regulation in each of the EU Member States where it currently operates or intends to operate. Esprit Telecom's ability to penetrate several European markets, and its ability to deploy and expand the Esprit Network and to universally provide certain services such as indirect access to its retail customers, as well as the timing and cost of providing such services, depends to a significant degree on the implementation of liberalization initiatives in each such country. The European Commission set January 1, 1998 as the deadline for mandatory liberalization of public network infrastructure and of the provision of voice telephony services throughout the EU. However, the following EU Member States have been granted a delay in implementing this liberalization directive: Greece (until December 31, 2000), Ireland (until January 1, 2000), Luxembourg (until July 1, 1998), Portugal (until January , 2000) and Spain (until November 30, 1998). Subject to the foregoing each EU Member State must enact its own laws to implement the EU's liberalization and harmonization directives for telecommunications such as the Full Competition Directive and Licensing Directive. Esprit Telecom's ability to purchase ownership rights in transmission lines or to build its own transmission lines depends upon the timely implementation by EU Member States of the EU Directives. Each EU Member State's implementation and enforceability of the EU Directives is dependent on the action taken by each EU Member State and may be subject to delays and variances in specific countries. If the implementation or enforceability of EU directives is challenged or delayed in any of the markets in which Esprit Telecom currently operates or in such other markets in which Esprit Telecom may establish operations, Esprit Telecom's business, results of operations and financial condition could be materially adversely affected. In addition, the terms and conditions of interconnection to the PTOs' networks will have a material effect on the competitive position of Esprit Telecom. Although the EU has issued a directive governing the terms of such interconnection, Esprit Telecom can offer no assurance that such directive will be implemented in a timely and consistent manner or that it will provide Esprit Telecom with economical access to and termination on the PTOs' networks. Accordingly, customers' ability to access competitive telecommunications providers such as Esprit Telecom may be restricted in some EU countries.

         Esprit Telecom can offer no assurance that each EU Member State will implement the EU directives within the time frame set by the European Commission, or at all, or that the enforcement thereof will comply with the intent and spirit of the EU directives. In fact, in November 1997, the European Commission initiated infringement proceedings against seven EU Member States, including Belgium, Italy and Germany for failure to fully implement the EU's directives. The EU previously initiated a proceeding against Spain and has announced plans to take action against certain other Member States for failure to implement properly more recent directives. Because implementation of the various EU directives will vary from country to country, Esprit Telecom's ability to provide a full range of telecommunications services may be affected with respect to both timing and cost. Also, Esprit Telecom can offer no assurance that future regulatory, judicial and legislative changes will not have a material



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

adverse effect on Esprit Telecom. Similarly, national or international regulators or third parties may raise material issues with regard to Esprit Telecom's compliance or noncompliance with applicable regulations, which may have a material adverse effect on Esprit Telecom.

         Esprit Telecom may also be permitted by the FCC to use leased private lines between the United States and a country that is a party to the WTO's Basic Telecommunications Services Agreement if it satisfies a "benchmark" test that became effective on January 1, 1998. Under the benchmark test, use of international private lines will be permitted by the FCC if at least half of the settled traffic on a route in question to a WTO member is being settled at rates that are at or below a benchmark set by the FCC. The FCC has established the following benchmark rates: 15 cents per minute for upper income countries; 19 cents per minute for middle income countries; and 23 cents per minute for lower income countries. The FCC has made an "equivalency" determination or held that the settlement "benchmark" has been reached, and accordingly sanctioned the use of interconnected leased private lines, from the United States to the United Kingdom, Canada, New Zealand, Australia, Sweden, The Netherlands, France, Germany, Belgium, Denmark, Norway, and Luxembourg. However, with respect to other countries to which Esprit Telecom would like to route traffic from the United States, Esprit Telecom can offer no assurance that the FCC will find that "equivalent" opportunities for international private line resale exist in these other countries, or that the FCC will find that its settlement benchmark test has been satisfied. Esprit Telecom can offer no assurance that the FCC will make similar "equivalency" or settlement rate compliance determinations for other international routes, and the failure to make such findings may limit the ability of Esprit Telecom to route traffic through the United States in connection with the provision of its Indirect Access services outside the United Kingdom. However, more generally, the application of these lower benchmarks for international settlement rates will likely reduce traffic termination costs for calls originated in or routed through the United States, but may also substantially decrease profit margins on the routes.

         Esprit Telecom's operations are dependent on licenses which it acquires from governmental authorities in each jurisdiction in which it operates. Currently, Esprit Telecom has network operator or international facilities licenses or otherwise has authority which allow it to purchase ownership rights in transmission lines or construct its own international facilities in the United Kingdom, Germany, The Netherlands, France, Belgium, Spain and the United States. Esprit Telecom also holds licenses or otherwise has authority to provide public voice telephony services in the United Kingdom, Germany, The Netherlands, France, Belgium and Spain as well as authorizations to provide value added services in Spain, Italy and Ireland. These licenses and authorizations generally contain clauses pursuant to which Esprit Telecom may be fined or its license may be revoked. In such an event, authorities may revoke such licenses on short or no notice. If government authorities revoked such licenses or levied fines, Esprit Telecom's business, results of operations and financial condition could be materially adversely affected.

COMPETITION

         Until recently, the telecommunications market in each EU Member State has been dominated by the national PTO. Since the implementation of a series of EU directives beginning in 1990, the EU Member States have begun to liberalize their respective telecommunications markets, thus permitting alternative telecommunications companies to provide telecommunications services. Liberalization has coincided with technological innovation to create an increasingly competitive market, characterized by still-dominant PTOs as well as an increasing number of new market entrants. In addition, since the implementation of the Full Competition Directive in 1998, the European telecommunications market has become increasingly competitive. Nonetheless, customers in most of these markets are not accustomed to alternative service providers, and may be reluctant to switch from the dominant PTOs to competitors such as Esprit Telecom. In particular, certain of Esprit Telecom's target customers, which include medium-to-large-sized businesses and governmental agencies and organizations, may be reluctant to entrust their telecommunications needs to what they perceive to be a group of relatively new and unproven operators.

         Competition in the European long distance telecommunications industry is based upon price, customer service, type and quality of services and customer relationships. Esprit Telecom's strategy is predicated on its ability to price its services at a discount to the prices charged by the PTOs or dominant carriers in each of its markets, and to offer high-quality products and telecommunications services. However, prices for international long distance calls have decreased substantially over the last few years in most of the markets in which Esprit Telecom currently maintains operations or in which it expects to establish operations. Some of Esprit Telecom's larger competitors may be able to use their greater financial resources to cause severe price competition in the countries in which Esprit Telecom operates. Esprit Telecom expects that prices for its services will continue to decrease for the foreseeable future and that PTOs and other providers will continue to improve their product offerings. Any price competition could have a material adverse effect on Esprit Telecom's business, results of operations and financial condition. The improvement in product offerings and service provision by the PTOs, and indeed the liberalization of voice telephony and infrastructure in 1998, could similarly have a material adverse effect on Esprit Telecom's competitiveness to the extent that Esprit Telecom is unable to provide similar levels of offerings and service.

         In each of its current markets, Esprit Telecom competes primarily with the national PTOs and other providers which have established market presences, fully-built networks and financial and other resources which are substantially greater than those of Esprit Telecom. Additionally, such carriers own and operate infrastructure which provides them with certain significant cost advantages. Since Esprit Telecom utilizes such networks to provide its services, if it failed to gain economical access to such networks, its business, results of operations and financial condition could be materially adversely affected. Such competitors include PTOs such as British Telecom (United Kingdom), KPN (The Netherlands), Telefonica de Espana (Spain), Deutsche Telekom (Germany), France Telecom (France), Belgacom (Belgium), Telecom Italia (Italy) and Telecom Eireann (Ireland). Esprit Telecom believes that competition for telecommunications services in Europe will continue to increase as a result of continuing liberalization. Esprit Telecom also believes that other competitors in the European markets include multinational consortia such as Unisource, Concert and Global One, as well as resellers, microwave and satellite carriers, mobile wireless telecommunications providers, cable television companies, utilities and other competitive local telecommunications providers. In addition, the development of new technologies could give rise to significant new competitors to Esprit Telecom. Many of Esprit Telecom's competitors may have significantly greater financial, managerial and operational resources and more experience than Esprit Telecom.

         Esprit Telecom has not achieved and does not expect to achieve a significant market share for its services in any of its markets. The PTOs generally have certain competitive advantages that Esprit Telecom and its other competitors do not have due to their control over the intra-national transmission lines and connection to such lines. Esprit Telecom relies on the PTOs for timely access to their public networks and the provision of leased lines, and if the PTOs fail to provide such access, Esprit Telecom's business, results of operations and financial condition could be materially adversely affected. The reluctance of some national regulators to accept liberalizing policies, grant regulatory approvals and to enforce access to PTO networks may have a material adverse effect on Esprit Telecom's competitive position. Esprit Telecom can offer no assurance that it will be able to compete effectively in any of its markets.

         Esprit Telecom expects that prices for its services will continue to decrease for the foreseeable future. In addition, certain of Esprit Telecom's customers, in particular wholesale carriers, may sometimes use more than one service provider and may reduce their use of Esprit Telecom's services and switch to other providers. In order to be competitive, Esprit Telecom believes that it must, among other things, be able to offer additional services required by its customers, reduce its prices and offer other incentives in order to meet price reductions and incentives offered by its competitors.

INTERNATIONAL OPERATIONS AND FOREIGN EXCHANGE RATE RISKS

         Esprit Telecom's operations are or may become subject to many of the risks inherent in international business activities. Some of these risks include, in particular, difficulties in staffing and managing foreign operations, general economic conditions in each such country, burdens of complying with a variety of regulatory regimes, subjection to multiple taxation regimes, longer accounts receivables payment cycles in certain countries, receivable collection difficulties, burdens of varying pricing restrictions, political risks, foreign exchange controls which restrict or prohibit repatriation of funds, technology export and import restrictions and prohibitions and delays from customers, brokers or other government agencies, any of which could have a material adverse effect on

Esprit Telecom's business, financial condition and results of operations. Currently, none of the markets where Esprit Telecom operates has applicable foreign exchange restrictions.

         Esprit Telecom is exposed, and as it expands into additional countries in Europe may be increasingly exposed, to fluctuations in foreign currencies as its revenue, and certain of its costs, assets and liabilities are denominated in multiple local currencies, although these currencies will be reduced in number upon the adoption of the Euro in certain countries. Esprit Telecom's proceeds from its major financings were denominated and have been maintained in US dollars and Deutschmarks, and Esprit Telecom expects to incur many of its expenses in the expansion of the Esprit Network and the opening of new sales offices in the local European currency of the country in which it is expanding (which, in many cases, will be the Euro) and in pounds sterling. The DM-denominated Esprit Telecom Bonds will be effectively redenominated in Euros. A change in the currency exchange rates that reduces the amount obtained in pounds sterling (or other non-Euro European currencies) upon conversion of the US dollar and Deutschmark proceeds from its major financings could have a material adverse effect on Esprit Telecom and its ability to make the planned capital expenditures. Currently, the revenues of Esprit Telecom are largely denominated in pounds sterling and Euro countries' currencies, but principal and interest on the US dollar-denominated Esprit Telecom Bonds and the DM-denominated Esprit Telecom Bonds will be payable in US dollars and DM (or
Euro), respectively. Therefore, the ability of Esprit Telecom to pay interest and principal on the US dollar-denominated Esprit Telecom Bonds and the DM-denominated Esprit Telecom Bonds when due is dependent on the then current exchange rates between US dollars and DM (or Euro), on the one hand, and pounds sterling (or other non-Euro European currencies), on the other hand, which rates are and will be subject to fluctuation. Approximately 52.3% of revenue during the year ended September 30, 1998 was denominated in the currencies of Euro countries. Esprit Telecom expects that its share of revenue in such currencies will continue to increase in future periods. Esprit Telecom does not currently use financial hedging instruments, although in the future Esprit Telecom may elect to manage the exchange rate exposure presented by the US dollar Esprit Telecom Bonds and the DM Esprit Telecom Bonds by entering into certain hedging transactions. Esprit Telecom can offer no assurance however, that exchange rate fluctuations will not have a material adverse effect on Esprit Telecom's ability to make principal and interest payments when due.

         Stage III of the European Economic and Monetary Union will commence on January 1, 1999, in the following Member States of the EU: Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, The Netherlands, Portugal and Spain. Part of Stage III is the locking of exchange rates and the introduction of a single currency, the Euro, which is intended to replace the national currencies of the EU Member States participating in Stage III, and the transfer of authority for conducting monetary policy for such EU Member States to the European Central Bank. Esprit Telecom can offer no assurance that the Euro will maintain its value relative to other currencies.

CONTROL BY PRINCIPAL SHAREHOLDERS

         The principal securityholders of Esprit Telecom currently own approximately 65% of the outstanding shares of capital stock of Esprit Telecom. As a result, the principal securityholders are in a position to significantly influence Esprit Telecom through their ability to determine the outcome of votes of the shareholders of Esprit Telecom regarding, among other things, election and dismissal of the members of Esprit Telecom's Board of Directors, amendment of the Articles of Association and other actions requiring the vote or consent of the shareholders of Esprit Telecom under English law and the Articles of Association. The concentration of share ownership could have the effect of delaying or preventing a change of control of Esprit Telecom or the removal of existing management and may discourage attempts to do so.


                                 USE OF PROCEEDS

         The Company will receive $0.533 for each share issued upon the exercise of the Options, a total of $119,925 upon exercise of all of the Options.

         The Company will not receive any proceeds from the sale of the shares of Option Common Stock by the Selling Stockholder.


                               SELLING STOCKHOLDER

         The managing member of Halcyon / Alan B. Slifka Management Company LLC (successor to Alan B. Slifka & Co.), the Selling Stockholder, is Alan B. Slifka & Co. Ltd. Alan B. Slifka & Co. Ltd. is a company wholly-owned by Alan B. Slifka. Mr. Slifka is the President of Alan B. Slifka & Co. Ltd. and a Principal of the Selling Stockholder. He is the Chairman of the Company's Board of Directors.

         The Company intends to register all of the shares of the Company's Common Stock (and securities convertible into or exercisable for shares of Common Stock) owned by Alan B. Slifka and his affiliates, among others, that were not sold in the Stock Offerings (the "Affiliate Shares") on a shelf registration statement in consideration of such shareholders' undertaking to be bound by certain restrictions on their ability to resell such Affiliate Shares under such shelf registration statement for specified periods after the consummation of the Offerings (the "Restrictions"). Under the Restrictions, holders of Affiliate Shares are prevented, subject to certain exceptions, from selling any such shares during the first six months after the closing date of the Offerings and will be able to sell (i) 50% of such shares after the six month anniversary of the closing date of the Offerings, (ii) 75% of such shares after the nine month anniversary of the closing date of the Offerings and (iii) 100% of such shares after the twelve month anniversary of the closing date of the Stock Offerings. Certain limited partners of partnerships affiliated with Alan B. Slifka and currently in dissolution may, upon advance notice to the Company, withdraw some or all of their shares of Common Stock from registration under the shelf registration statement and from the Restrictions. See "Risk Factors -- Shares Eligible For Future Sale; Registration Rights; Potential Adverse Impact on Market Price From Sales of Common Stock."

         Prior to this reoffering, the Selling Stockholder directly held options on 225,000 shares of Common Stock. All 225,000 shares of Common Stock are available for sale pursuant to this Prospectus. If all of the shares registered under this Prospectus were sold, the Selling Stockholder would own no shares of Common Stock or 0%.

         Prior to this reoffering, Alan B. Slifka and affiliates beneficially owned 3,749,112 shares of Common Stock (569,478 of which Mr. Slifka disclaimed beneficial ownership), of which the aforementioned 225,000 shares of Common Stock (all of which Mr. Slifka disclaimed beneficial ownership) are available pursuant to this Prospectus. If all of the shares registered under this Prospectus were sold, Alan B. Slifka and affiliates would own 3,524,112 shares of Common Stock (over 344,478 of which Mr. Slifka would disclaim beneficial ownership) or 5.8% of the issued and outstanding GTS common stock as of September 30, 1998 (over 1.0% of which Mr. Slifka would disclaim beneficial ownership).


                              PLAN OF DISTRIBUTION

         Under the Registration Statement, the Selling Stockholder may, if it desires, upon the exercise of options, from time to time, acquire, in whole or in part, the Option Common Stock from the Company. The purpose of this Prospectus is to permit the Selling Stockholder to offer and sell the Option Common Stock to its employees and former employees in connection with individual options granted by the Selling Stockholder. Whether offers and sales will be made pursuant to this Prospectus, and the timing and amount of any offers or sales that are made, is and will be within the sole discretion of the Selling Stockholder and such employees and former employees.

         If the Selling Stockholder determines, in its sole discretion, to make sales pursuant to this Prospectus, it may sell the Option Common Stock being offered hereby from time to time (i) through dealers or in ordinary broker transactions, in the over-the-counter market or otherwise, (ii) "at the market" to or through marketmakers or into an existing market for the shares, (iii) in other ways not involving marketmakers or established trading markets, including direct sales to purchasers or effected through agents, or (iv) in combinations of any such methods of sale

(which may involve block transactions), subject to applicable state and federal securities laws. The Selling Stockholder may coordinate sales of stock pursuant to this registration statement with sales pursuant to Rule 144 by other stockholders of the Company. The shares will be sold at market prices prevailing at the time of sale or negotiated prices. In connection with the distributions of the common stock or otherwise, the Selling Stockholder may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of common stock in the course of hedging the positions they assume with the Selling Stockholder. The Selling Stockholder may also sell common stock short and redeliver the shares to close out such short positions. The Selling Stockholder may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealers or financial institutions of the common stock offered hereby, which common stock such broker-dealer or other financial institutions may resell pursuant to this Prospectus (as supplemented or amended to reflect this transaction). The Selling Stockholder may also pledge the shares registered hereunder to a broker-dealer or other financial institution who may effect sales of the pledged common stock pursuant to this Prospectus (as supplemented or amended to reflect such transaction). In addition, any shares covered by this Prospectus which qualify for sale pursuant to Section 4(1) of the Securities Act, Rule 144 or Rule 144A thereunder may be sold under such provisions rather than pursuant to this Prospectus.

         If a dealer is utilized in the sale of the Option Common Stock in respect of which the Prospectus is delivered, sales will be made by the Selling Stockholder to or through a marketmaker, acting as principal or as agent. Other sales may be made, directly or through an agent, to purchasers outside existing trading markets. A selling broker may act as agent or may acquire the shares, warrants or interests therein, as principal or pledgee and may, from time to time, effect distributions of such sales.

         In connection with this offering, the Selling Stockholder will pay all expenses of preparing and filing the registration statement, including, without limitation, registration and filing fees, printing expenses, fees and disbursements of legal counsel and accountants for the Company, transfer agents' and registrars' fees, fees and disbursements of experts used by the Company in connection with such registration, expenses of any special audits of the Company incidental to or required by such registration, and expenses incidental to any post-effective amendment to any such registration statement.

         All dealers', brokers', or agents' commissions, concessions, discounts, fees or other compensation will be paid by the Selling Stockholder.

         The Company has advised the Selling Stockholder that, during such time as it may be engaged in a distribution of the Shares included herein it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the Selling Stockholder, any affiliated purchasers and any broker-dealer or other person who participates is such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the Option Common Stock.

         No sales or distributions other than as described herein may be effected until after this Prospectus shall have been appropriately amended or supplemented.

         There can be no assurance that the Selling Stockholder will sell some or all of the shares of Option Common Stock which may be offered by it hereunder.

                                 INDEMNIFICATION

         Section 145 of the Delaware General Corporation Law ("DGCL") provides, in summary, that directors and officers of Delaware corporations such as the Registrant are entitled, under certain circumstances, to be indemnified against all expenses and liabilities (including attorneys' fees) incurred by them as a result of suits bought against them in their capacity as a director or officer if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the Registrant and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful; provided that no indemnification may be made against expenses in respect of any claim, issue or matter as to which they shall have been adjudged to be liable to the Registrant, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. Any such indemnification may be made by the company only as authorized in each specific case upon a determination by the stockholders or disinterested applicable standard of conduct.

         Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omission not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase and redemption) or
(iv) for any transaction from which the director derived an improper personal benefit.

         The Company's Certificate of Incorporation (the "Certificate") provides that the Company's Directors shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director provided, however, that such exculpation from liabilities is not permitted with respect to liability arising from items described in clauses (i) through (iv) in the preceding paragraph. The Certificate and the Company's By-Laws further provide that the Company shall indemnify its directors and officers to the fullest extent permitted by the DGCL.

         The directors and officers of the Company are covered under directors' and officers' liability insurance policies maintained by the Company.

                                  LEGAL MATTERS

         The validity of the Offered Securities offered hereby will be passed upon for the Company by Shearman & Sterling, New York, New York.

                                     EXPERTS

         The consolidated financial statements of Global TeleSystems Group, Inc. as of December 31, 1996 and 1997, and for each of the three years in the period ended December 31, 1997 appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young, LLP, independent auditors, as set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         The financial statements of EDN Sovintel as of December 31, 1996 and 1997, and for each of the three years in the period ended December 31, 1997, appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young (CIS) Ltd., independent auditors, as set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.

         The following documents (or parts thereof filed with the Commission by the Company are incorporated by reference in this Registration Statement:

                  (a) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, as amended;

                  (b) the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1998;

                  (c) the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1998;

                  (d) the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1998, as amended;

                  (e) the description of the common stock of the Company contained in the Company's registration statement on Form S-4 filed with the Commission on December 24, 1998 (File No. 333-68511); and

                  (f) the Company's Current Report on Form 8-K dated November 20, 1998, as amended.

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.


ITEM 4.  DESCRIPTION OF SECURITIES.

         Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law ("DGCL") provides, in summary, that directors and officers of Delaware corporations such as the Registrant are entitled, under certain circumstances, to be indemnified against all expenses and liabilities (including attorneys' fees) incurred by them as a result of suits bought against them in their capacity as a director or officer if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the Registrant and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful; provided that no indemnification may be made against expenses in respect of any claim, issue or matter as to which they shall have been adjudged to be liable to the Registrant, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. Any such indemnification may be made by the company only as authorized in each specific case upon a determination by the stockholders or disinterested applicable standard of conduct.

         Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omission not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase and redemption) or
(iv) for any transaction from which the director derived an improper personal benefit.

         The Company's Certificate of Incorporation (the "Certificate") provides that the Company's Directors shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director provided, however, that such exculpation from liabilities is not permitted with respect to liability arising from items described in clauses (i) through (iv) in the preceding paragraph. The Certificate and the Company's By-Laws further provide that the Company shall indemnify its directors and officers to the fullest extent permitted by the DGCL.

         The directors and officers of the Company are covered under directors' and officers' liability insurance policies maintained by the Company.


ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

         Not applicable.

ITEM 8.  EXHIBITS.


Exhibit No.       Description
-----------       -----------


   4.1            The Global TeleSystems Group, Inc. Amended and Restated
                  Non-Directors' Stock Option Plan (incorporated by reference to
                  Exhibit 4.1 of the Company's Registration Statement on Form
                  S-8 (File No. 333-45669) as declared effective March 9, 1998).

   4.2            Stock Option Agreement between the Registrant and Alan B.
                  Slifka & Co. (incorporated by reference to Exhibit 4.2 of the
                  Company's Registration Statement on Form S-8 (File No.
                  333-45669) as declared effective March 9, 1998).

   4.3            Stock Option Agreement between the Registrant and John Steiner
                  (incorporated by reference to Exhibit 4.3 of the Company's
                  Registration Statement on Form S-8 (File No. 333-45669) as declared effective March 9, 1998).

   4.4            Stock Option Agreement between the Registrant and Joel Schatz
                  (incorporated by reference to Exhibit 4.4 of the Company's
                  Registration Statement on Form S-8 (File No. 333-45669) as declared effective March 9, 1998).

   4.5            Stock Option Agreement between the Registrant and Elaine
                  Sandler (incorporated by reference to Exhibit 4.5 of the Company's Registration Statement on Form S-8 (File No.
                  333-45669) as declared effective March 9, 1998).

   5 Opinion of Shearman & Sterling, counsel to the Registrant as to the legality of the securities registered hereby.
                  (previously filed)

*  23.1           Consent of Ernst & Young LLP.

*  23.2           Consent of Ernst & Young (CIS) Ltd.

   23.3           Consent of Shearman & Sterling (previously filed).

   24 Power of Attorney (incorporated by reference to signature page of the Company's Registration Statement on Form S-8 (File No.
                  333-45669) as declared effective March 9, 1998).

*  Filed herewith.

ITEM 9.  UNDERTAKINGS.

         (a)      The undersigned registrant hereby undertakes:

                  (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i)      to include any prospectus required by
                                    Section 10(a)(3) of the Securities Act of
                                    1933, as amended (the "Securities Act");

                           (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                           (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement:

                  provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Securities Exchange Act") that are incorporated by reference in the Registration Statement;

                  (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                  (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

         (b) For purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to
                  Section 13(a) or Section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering thereof; and

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of McLean, Commonwealth of Virginia, on the 8th day of January, 1999.

                                GLOBAL TELESYSTEMS GROUP, INC.

                                By: /s/ Grier C. Raclin
                                    ------------------------------------------
                                Grier C. Raclin
                                Senior Vice President, General Counsel and
                                Corporate Secretary

         Pursuant to the requirements of the Securities Act, this Amendment to the Registration Statement has been signed below by the following persons in the capacities indicated on the 8th day of January, 1999.

          Signature                                  Title
          ---------                                  -----

         /s/  GERALD W. THAMES*             President, Chief Executive Officer
----------------------------------------    and Director (principal executive
         Gerald W. Thames                   officer)

         /s/  WILLIAM H. SEIPPEL*           Executive Vice President of
----------------------------------------    Finance and Chief Financial
         William H. Seippel                 Officer (principal financial and
                                            accounting officer)

----------------------------------------    Chairman of the Board of Directors
         Alan B. Slifka

----------------------------------------    Director
         Michael Greeley

         /s/  BERNARD MCFADDEN*             Director
----------------------------------------
         Bernard McFadden

         /s/  STEWART J. PAPERIN*           Director
----------------------------------------
         Stewart J. Paperin

         /s/ W. JAMES PEET*                 Director
----------------------------------------
         W. James Peet

         /s/  JEAN SALMONA*                 Director
----------------------------------------
         Jean Salmona

         /s/  JOEL SCHATZ*                  Director
----------------------------------------
         Joel Schatz

----------------------------------------    Director
         Adam Solomon

         /s/  DAVID DEY*                    Director
----------------------------------------
         David Dey

         /s/  ROGER W. HALE*                Director
----------------------------------------
         Roger W. Hale

         /s/  ROBERT J. AMMAN*              Director
----------------------------------------
         Robert J. Amman




         *By: /s/ Grier C. Raclin
----------------------------------------
         Attorney-in-fact